IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached consent solicitation memorandum dated 21 August 2015 (the “Memorandum”) whether received by email or as a result of electronic or other communication and you are therefore required to read this disclaimer carefully before accessing, reading or making any other use of the Memorandum. By accepting the email to which the Memorandum was attached or by accessing or making any use of the Memorandum, you shall be deemed (in addition to giving the representations below) to have agreed to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from Commerzbank Aktiengesellschaft in its capacity as the solicitation agent (the “Solicitation Agent”) and/or Lucid Issuer Services Limited in its capacity as the tabulation agent (the “Tabulation Agent”) and/or UK SPV Credit Finance plc (the “Issuer”) and/or Public Joint-Stock Company Commercial Bank “PrivatBank” (“PrivatBank” or the “Borrower”) as a result of such acceptance and access. Capitalised terms used but not otherwise defined in this disclaimer shall have the meanings given to them in the Memorandum.

THE MEMORANDUM (WHICH EXPRESSION WHEN USED ON THESE PAGES INCLUDES THE SOLICITATION (AS DEFINED IN THE MEMORANDUM)) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE RECENTLY SOLD OR OTHERWISE TRANSFERRED ALL OR PART OF YOUR HOLDING OF THE SECURITIES YOU SHOULD CONTACT THE TABULATION AGENT.

The communication of the Memorandum by the Issuer and PrivatBank and any other documents or materials relating to the Solicitation is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, the Memorandum is not being distributed to, and must not be passed on to, the general public in the United Kingdom. Rather, the communication of the Memorandum as a financial promotion is being made to, and is directed only at: (a) those persons in the United Kingdom falling within the definition of Investment Professionals (contained in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order; or (b) persons outside the United Kingdom (such persons together being “relevant persons”). The Memorandum is only available to relevant persons and the transactions contemplated herein will be available only to, or engaged in only with relevant persons, and this financial promotion must not be relied or acted upon by persons or any person to whom it may otherwise lawfully be made other than relevant persons.

The Solicitation Agent is acting exclusively for PrivatBank and (upon PrivatBank’s instruction) the Issuer and no one else in connection with the Solicitation, the Proposal and the Extraordinary Resolution (each as defined in the Memorandum) and will not regard any other person (whether or not a recipient of the Memorandum) as a client. The Solicitation Agent will not be responsible for providing advice in relation to any matters referred to therein. The Memorandum has been prepared by PrivatBank and is being provided to you, in addition to any other materials or information provided in connection with the Solicitation, the Proposal or the Extraordinary Resolution, by the Solicitation Agent on behalf of PrivatBank and the Issuer. None of the Solicitation Agent or its affiliates (or their respective directors, employees, officers, consultants or agents) shall be responsible, liable or owe a duty of care to any recipient of the Memorandum or any other materials or information provided to such recipient in connection with the Solicitation, the Proposal or the Extraordinary Resolution.

None of the Solicitation Agent, the Tabulation Agent, Deutsche Trustee Company Limited (the “Trustee”), the Issuer (or their respective directors, employees or affiliates) or (with respect to recommendations only) PrivatBank (or its respective directors, employees or affiliates) makes any representation or recommendation whatsoever regarding the Memorandum, or any document prepared in connection with it, the Proposal, the Extraordinary Resolution or the Solicitation.

None of the Solicitation Agent, the Trustee, the Tabulation Agent or the Issuer (or their respective directors, employees or affiliates) assumes any responsibility for the accuracy or completeness of the information concerning the Proposal, the Extraordinary Resolution or the Solicitation or of any other statements contained in the Memorandum or for any failure by PrivatBank to disclose events that may have occurred and may affect the significance or accuracy of such information.

In accordance with usual practice, the Solicitation Agent, the Trustee and the Tabulation Agent express no views on the merits of the Solicitation. None of the Solicitation Agent, the Trustee or the Tabulation Agent makes any representation that all relevant information has been disclosed pursuant to the Memorandum and notice of meeting or that any disclosed information is accurate and not misleading and neither the Trustee nor the Tabulation Agent has been involved in formulating the Proposal or the Extraordinary Resolution. Accordingly, each of the Solicitation Agent, the Trustee and the Tabulation Agent recommend that holders or beneficial owners of the Notes (as defined in the Memorandum) who are unsure of the consequences of the Solicitation, the Proposal and/or the Extraordinary Resolution should seek their own financial, legal and tax advice.

The delivery of the Memorandum shall not, under any circumstances, create any implication that the information contained herein is correct and/or current as of any time subsequent to the date of the Memorandum. The Memorandum is solely directed at the holders or beneficial owners of the Notes in those jurisdictions where the Memorandum may be lawfully directed to them.

You are recommended to seek independent legal advice as to the contents of the Memorandum, and to seek independent financial advice from your stockbroker, bank manager, solicitor, accountant or other appropriately authorised independent financial adviser as to the action you should take. Any individual or company whose Notes are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee must contact such person if it wishes to participate in the Solicitation in respect of such Notes.

Confirmation of your representations: You have been sent the Memorandum at your request and, by accessing the Memorandum, you shall be deemed (in addition to the above) to have represented to the Issuer, the Solicitation Agent, the Tabulation Agent and PrivatBank that:

(i)	you are a holder or a beneficial owner of the Notes;
(ii)	you shall not pass on the Memorandum to third parties or otherwise make the Memorandum publicly available in Ukraine;
(iii)	you are not a person to whom it is unlawful to send the Memorandum or to make the invitation to participate in the Solicitation under any other applicable law or regulation;
(iv)	you consent to delivery of the Memorandum and any amendments or supplements thereto by electronic transmission to you; and
(v)	you have understood and agree to the terms set forth herein.

Nothing in the Memorandum or in any other documents, information or communications related to the Notes shall be interpreted as containing any offer or invitation to, or solicitation of, any such circulation, distribution, placement, sale, purchase or other transfer or advertisement in Ukraine.

You are reminded that the Memorandum has been delivered to you on the basis that you are a person into whose possession the Memorandum may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and/or resident and you may not, nor are you authorised to, deliver the Memorandum, electronically or otherwise, to any other person.

The distribution of the Memorandum in certain jurisdictions may be restricted by law and persons into whose possession the Memorandum comes are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Solicitation that would permit a public offering of securities.

The materials relating to the Solicitation do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law. The Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic communication and consequently none of the Solicitation Agent, the Tabulation Agent, PrivatBank, the Issuer or the Trustee or any person who controls such person, or, in each case, any director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any differences or discrepancies between the Memorandum distributed to you in electronic format and the hard copy version available to you for your review only on request from the Solicitation Agent or the Tabulation Agent.

THE MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE MEMORANDUM IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS.

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in doubt about any aspect of this Consent Solicitation Memorandum and/or the action you should take, you should consult immediately your stockbroker, bank manager, solicitor, accountant or appropriately authorised independent financial adviser. If you have recently sold or otherwise transferred all or any of your holding(s) of the Notes referred to below, you should contact the Tabulation Agent.

This Consent Solicitation Memorandum has been prepared by PrivatBank, has been proposed by the Issuer pursuant to PrivatBank’s instruction and is addressed only to holders of the Notes who are persons to whom it may otherwise be lawful to distribute it (“relevant persons”). It is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Consent Solicitation Memorandum relates is available only to relevant persons and will be engaged in only with relevant persons. This Consent Solicitation Memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Consent Solicitation Memorandum shall have the meanings set out under “Definitions” herein.

CONSENT SOLICITATION MEMORANDUM

SOLICITATION OF CONSENTS

by

UK SPV Credit Finance plc (the “Issuer”) in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to Public Joint-Stock Company Commercial Bank “PrivatBank” (“PrivatBank” or the “Borrower”) (the “Notes”)

(ISIN: XS0543744535, Common Code: 054374453)

Solicitation Agent
Commerzbank

21 August 2015

The Issuer, acting on behalf of and solely pursuant to instructions from PrivatBank, hereby solicits (the “Solicitation”) consents from the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders (the “Meeting”) to effect certain amendments (the “Amendments”) to (i) the terms and conditions of the Notes as set out in Schedule 4 to the Trust Deed (as defined herein) (the “Conditions”), (ii) the loan agreement dated 17 September 2010 entered into by the Issuer and the Borrower (the “Loan Agreement”), (iii) the trust deed dated 24 September 2010 entered into by the Issuer and Deutsche Trustee Company Limited as trustee (the “Trustee”) (the “Trust Deed”) and (iv) the agency agreement dated 24 September 2010 between the Issuer, Deutsche Bank AG, London Branch as principal paying agent and paying agent (the “2015 Note Principal Paying Agent”) and the 2015 Note Trustee (the “2015 Agency Agreement”), all as more fully described herein (the “Proposal”). Subject to the terms of the Proposal and provided that the Extraordinary Resolution is passed and becomes effective and the Effective Date (as defined below) has occurred, Noteholders who validly vote in favour of the Proposal in accordance with the Solicitation will be entitled to receive the Consent Fee (as defined below) on the Settlement Date (as defined below).

Notice to U.S. Holders

This Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States. Neither the SEC nor any U.S. state securities commission has approved or disapproved of any Notes, or determined if this Memorandum is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

The Solicitation will be submitted to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”). Any new securities deemed to be issued pursuant to the Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent and proportion as the existing Notes. In accordance with Rule 802 with respect to any securities deemed to be issued in connection with the Proposal, PrivatBank will submit to the SEC any informational document disseminated to Noteholders in connection with the Solicitation.

The Solicitation is made for the securities of a foreign company. The Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States. Financial information included in this Memorandum, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since PrivatBank and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court's judgment. You should be aware that PrivatBank and its subsidiaries may purchase the Notes otherwise than under the Solicitation, such as in the open market or in privately negotiated purchases.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT SUCH AMENDMENTS ARE NOT REGISTERED WITH THE NBU, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS - THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU”.

NOTEHOLDERS SHOULD NOTE IN PARTICULAR THE INFORMATION SET OUT IN “RISK FACTORS – RISKS RELATING TO PRIVATBANK - PRIVATBANK’S FINANCIAL CONDITION IS DEPENDENT ON FINANCIAL SUPPORT FROM THE NATIONAL BANK OF UKRAINE” AND THE NBU RESOLUTION (AS DEFINED BELOW) WHICH HIGHLIGHT THE REQUIREMENT FOR PRIVATBANK TO AMEND THE TERMS OF ITS OBLIGATIONS UNDER THE NOTES AND THE 2016 NOTES (AS DEFINED BELOW) FOR IT TO COMPLY WITH THE MANDATORY CAPITAL REQUIREMENTS OF THE NBU. THE NBU MAY APPLY SANCTIONS TO ANY BANK WHICH FAILS TO COMPLY WITH SUCH REQUIREMENTS, WHICH MIGHT RESULT IN AMONG OTHER THINGS REVOCATION OF A BANKING LICENCE AND THE BANK CEASING TO CARRY OUT ITS ACTIVITIES.

The Proposal has been formulated by the Borrower and is being proposed pursuant to the terms of the Trust Deed by the Issuer. None of the Issuer or the Trustee nor any of their respective affiliates has been involved in the formulation of the Proposal and none of them accepts any responsibility or liability for the sufficiency or adequacy of the Proposal or the legality, validity or enforceability of the Proposal. None of the Borrower, the Issuer, the Trustee or the Solicitation Agent (as defined below) nor any of their respective affiliates makes any recommendation to Noteholders as to whether or not to agree to the Proposal and to vote in favour of the Extraordinary Resolution.

The Notice of Meeting (as defined below) convening the Meeting at 4.00 p.m. (London time) on 7 September 2015 at the offices of Linklaters LLP at One Silk Street, London EC2Y 8HQ, United Kingdom, at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published in accordance with the Conditions. A copy of the Notice of Meeting is set out in the Appendix to this Consent Solicitation Memorandum (the “Memorandum”).

Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid electronic voting instruction (an “Electronic Voting Instruction”) in favour of the Extraordinary Resolution that is received by the Tabulation Agent via the relevant Clearing System by no later than 4.00 p.m. (London time) on the Expiration Date (as defined below) and who have not validly revoked their Electronic Voting Instruction will be entitled to receive the Consent Fee if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date has occurred.

Noteholders who have submitted valid Electronic Voting Instructions that are received by the Tabulation Agent via the relevant Clearing System prior to 4.00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless otherwise required by law or permitted by the Trust Deed. Noteholders will not be eligible to receive the Consent Fee if (i) they vote against the Extraordinary Resolution, (ii) they vote other than by delivery of a valid Electronic Voting Instruction (including attending and voting at the Meeting in person), (iii) they vote after the Expiration Date (iv) they do not vote at all, (v) they revoke their Electronic Voting Instruction or unblock their Notes, (vi) the Extraordinary Resolution is not passed at the Meeting or the Effective Date does not occur or (vii) when submitting the Electronic Voting Instruction, such Noteholder is unable to make the representations set out in “Voting and Quorum – Representations, Warranties and Undertaking.”

The consent fee payable to a holder of the Notes on the Settlement Date shall be an amount of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes (as defined below) voted in favour of the Extraordinary Resolution by such Noteholder (the “Consent Fee”). The Consent Fee shall be payable by the Issuer, subject to having received such amounts to or for the account of the Issuer from the Borrower.

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the Tabulation Agent via the relevant Clearing System.

Noteholders who submit or deliver their Electronic Voting Instructions which are received by the Tabulation Agent via the relevant Clearing System after the Expiration Date will not be eligible to receive the Consent Fee. Noteholders who submit or deliver Electronic Voting Instructions after the Expiration Time on the Expiration Date will not be eligible to vote unless they have made valid arrangements to vote at the Meeting other than by submitting an Electronic Voting Instruction (in which case they will not be eligible to receive the Consent Fee). Those Noteholders who submit Electronic Voting Instructions on or prior to the Expiration Date and who validly revoke such instructions if so permitted by law or permitted by the Trust Deed, will not be eligible to receive the Consent Fee. Noteholders who wish to attend and vote at the meeting will not be eligible to receive the Consent Fee notwithstanding that they may have voted in favour of the Extraordinary Resolution pursuant to the procedures in the Notice of Meeting. During the period commencing on the Expiration Date and ending at the conclusion of the Meeting, Noteholders will not be able to submit Electronic Voting Instructions. If the Meeting is an adjourned Meeting, then Noteholders who have not already delivered Electronic Voting Instructions on or prior to the Expiration Date may submit Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjourned Expiration Date. However, Noteholders submitting Electronic Voting Instructions after the conclusion of the original Meeting, but on or prior to the Adjourned Expiration Date will not be eligible to receive the Consent Fee.

PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) reserve the right at any time prior to the Expiration Date or the Adjourned Expiration Date in respect of the Notes to terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including to (i) amend the terms of the Proposal (except the Extraordinary Resolution) or the Solicitation; (ii) modify the form or amount of the relevant Consent Fee (or the conditions relating to the payment thereof); (iii) terminate, amend or vary the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum; or (iv) amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notice of Meeting, subject in each such case to applicable law and the Trust Deed. If PrivatBank considers that any modification or amendment (excluding any material modification or amendment of the Extraordinary Resolution which may not be made during the Meeting notice period) is materially less favourable to Noteholders compared with the initial terms of the Proposal and Solicitation, (i) PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) will give notice to Noteholders via a public announcement and specify a time period of not less than five London Business Days from the date of such announcement during which Noteholders will have the right to revoke their Electronic Voting Instructions, including the Electronic Voting Instructions submitted prior to the Expiration Date and (ii) the Expiration Date may be extended accordingly at the discretion of PrivatBank by the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank).

The Consent Fee will be paid to Qualifying Noteholders on the Settlement Date, subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms.

In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer will have no other financial obligation under the Notes.

IN ORDER TO BE ELIGIBLE FOR THE CONSENT FEE NOTEHOLDERS MUST PROVIDE THEIR ELECTRONIC VOTING INSTRUCTIONS BY TRANSMITTING THEM OR PROCURING THEIR TRANSMISSION TO THE TABULATION AGENT THROUGH THE RELEVANT CLEARING SYSTEM PRIOR TO 4.00 P.M. (LONDON TIME) (THE “EXPIRATION TIME”) ON 2 SEPTEMBER 2015 (THE “EXPIRATION DATE”) OR, IF EARLIER, BEFORE THE EXPIRATION TIME SET BY, AND IN ACCORDANCE WITH THE STANDARD PROCEDURES OF, THE RELEVANT CLEARING SYSTEM (AS DEFINED BELOW).

NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE TABULATION AGENT IN A TIMELY MANNER AND IN ACCORDANCE WITH THE RELEVANT DEADLINE. NOTEHOLDERS WHO WISH TO VOTE BY WAY OF ELECTRONIC VOTING INSTRUCTIONS MUST PROVIDE THEIR ELECTRONIC VOTING INSTRUCTIONS BY TRANSMITTING THEM OR PROCURING THEIR TRANSMISSION TO THE TABULATION AGENT VIA THE RELEVANT CLEARING SYSTEM.

Commerzbank Aktiengesellschaft in its capacity as the solicitation agent (the “Solicitation Agent”) is acting exclusively for PrivatBank and (upon PrivatBank’s instruction) the Issuer and no one else in relation to the Solicitation and will not be responsible to anyone other than PrivatBank and (in such capacity) the Issuer for providing the protections afforded to its customers or for giving advice in relation to the Solicitation. The Solicitation Agent and/or its associates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Notes.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, PrivatBank, the Solicitation Agent (and their respective legal advisers), the Principal Paying Agent, Lucid Issuer Services Limited in its capacity as the tabulation agent (the “Tabulation Agent”) and the Trustee.

BEFORE MAKING ANY DECISIONS IN RESPECT OF THE PROPOSAL, NOTEHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS MEMORANDUM.

The distribution of this Memorandum in certain jurisdictions may be restricted by law. None of the Issuer, PrivatBank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Tabulation Agent or any other person represents that this Memorandum may be lawfully distributed in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption thereunder, or assumes any responsibility for facilitating any such distribution. Persons into whose possession this Memorandum comes are required by the Issuer, PrivatBank, the Tabulation Agent and the Solicitation Agent to inform themselves about, and to observe, any such restrictions. None of the Issuer, PrivatBank, the Solicitation Agent, the Trustee, the Principal Paying Agent or the Tabulation Agent will incur any liability for the failure of any person or persons to comply with the provisions of any such restrictions. The Proposal is not being made to Noteholders in any jurisdiction in which the Proposal or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Capitalised terms used herein are defined in “Definitions”. References in this Memorandum to a specific time are, unless otherwise indicated herein, to London time on the relevant day or date.

Questions relating to the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number set forth at the end of this Memorandum. Questions, or requests for additional copies of this Memorandum or for assistance in connection with voting at the Meeting and/or the delivery of Electronic Voting Instructions must be directed to the Tabulation Agent at the address and telephone number set forth at the end of this Memorandum.

PrivatBank accepts responsibility for the information contained in this Memorandum. To the best of the knowledge and belief of PrivatBank (having taken all reasonable care to ensure that such is the case), the information contained in this Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. Where information contained in this Memorandum has been sourced from a third party, PrivatBank confirms that such information has been accurately reproduced and, so far as it is aware and has been able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. PrivatBank has not authorised the Solicitation Agent or any other person to give any information or to make any representation not contained in, or not consistent with, this Memorandum, and if given or made, such information or representation must not be relied upon as having been authorised by PrivatBank or any other person.

The statements made in this Memorandum are made as of the date hereof, and delivery of this Memorandum and the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date.

None of the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent or the Tabulation Agent has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted or assumed by the Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent or the Tabulation Agent as to the accuracy or completeness of the information contained or incorporated by reference in this Memorandum or any other information provided by PrivatBank in connection with the Solicitation.

This Memorandum is issued and directed only to the Noteholders and no other person shall be, or is entitled to rely or act on, or be able to act on, its content.

The Solicitation Agent and the Issuer may, to the extent permitted by applicable law, have or hold a position in the Notes and the Solicitation Agent may, to the extent permitted by applicable law, make or continue to make a market in, or consent in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes. The Solicitation Agent and/or the Issuer shall, however, in no circumstances be under any obligation to hold any positions in the Notes or to make or continue any market in the Notes.

All references in this Memorandum to:

(i) “U.S.$”, “USD” and “U.S. dollar” refer to the lawful currency of the United States of America;

(ii) “Hryvnia” and “UAH” refer to the lawful currency of Ukraine;

(iii) “£” refer to the lawful currency of the United Kingdom; and

(iv)	“EUR” and “Euro” refer to the currency introduced at the start of the third stage of the European Economic and Monetary Union, and as defined in Article 2 of Council Regulation (EC) No 974/98 of 3 May 1998 on the introduction of the euro as amended.

Financial information in respect of PrivatBank presented in this Memorandum has been extracted and/or derived (as applicable) from, should be read in conjunction with, and is qualified in its entirety by, the Financial Statements (as defined below). See “Documents Incorporated by Reference”. In addition, PrivatBank has obtained certain statistical and market information presented in this Memorandum on such topics as Ukrainian macroeconomic data and analysis of the Ukrainian banking market from the NBU, the State Statistics Service of Ukraine and the Ministry of Finance of Ukraine.

As more fully described in this Memorandum, Note(s) in respect of which Electronic Voting Instructions are being delivered may not be traded or transferred during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver, such Electronic Voting Instructions, to the relevant Clearing System, and ending as soon as reasonably practicable after the earlier of the termination of the Proposal (subject to applicable law and the Trust Deed) or the Settlement Date (See “Voting and Quorum - Blocking of Accounts” below).

NOTEHOLDERS MUST MAKE THEIR OWN DECISION WITH REGARD TO GIVING ELECTRONIC VOTING INSTRUCTIONS IN RESPECT OF THE EXTRAORDINARY RESOLUTION. NONE OF THE ISSUER, PRIVATBANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE SOLICITATION. NONE OF THE ISSUER, PRIVATBANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT EXPRESSES ANY VIEWS AS TO THE MERITS OF THE AMENDMENTS OR THE EXTRAORDINARY RESOLUTION SET OUT IN THE NOTICE OF MEETING.

EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT SUCH PERSON HAS NOT RELIED ON THE ISSUER, PRIVATBANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT OR THE TABULATION AGENT IN CONNECTION WITH ITS DECISION ON HOW TO VOTE IN RELATION TO THE EXTRAORDINARY RESOLUTION. NOTEHOLDERS SHOULD CONSULT WITH THEIR BROKER, FINANCIAL ADVISER, LEGAL COUNSEL OR OTHER ADVISERS REGARDING THE TAX, LEGAL AND OTHER IMPLICATIONS OF THE SOLICITATION.

IMPORTANT NOTICE TO NOTEHOLDERS

A Noteholder may communicate Electronic Voting Instructions (by transmitting them or procuring their transmission to the relevant Clearing System) to the Tabulation Agent as to how it wishes the votes in respect of the Note(s) beneficially owned by it to be cast at the Meeting. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

The Clearing Systems will require Electronic Voting Instructions with respect to the Extraordinary Resolution from Noteholders who are their accountholders sufficiently in advance of the Expiration Time on the Expiration Date so that such Electronic Voting Instructions may be communicated to the Tabulation Agent prior to the stated deadlines.

Noteholders whose Notes are held on their behalf by a broker, dealer, commercial bank, custodian, trust company or Accountholder must contact and request such broker, dealer, commercial bank, custodian, trust company or Accountholder to effect the relevant Electronic Voting Instructions on their behalf sufficiently in advance of the Expiration Time on the Expiration Date in order for such Electronic Voting Instructions to be delivered to the relevant Clearing System in accordance with any deadline they may set and in time for transmission to and receipt by the Tabulation Agent by or prior to the stated deadlines.

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Noteholders should have regard to the risk factors described under “Risk Factors – Risks Relating to the Solicitation” and in particular “Risk Factors – Risks Relating to the Solicitation – Poll voting” relating to voting at the Meeting.

A Noteholder may do any one (but not more than one) of the following:

(i)	approve the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and be eligible to receive the Consent Fee; or
(ii)	reject the Extraordinary Resolution by voting, or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date, against the Extraordinary Resolution; or
(iii)	attend and vote in favour or against the Extraordinary Resolution at the Meeting in person in accordance with the procedures set out in the Notice of Meeting, provided that those Noteholders who wish to attend and vote at the Meeting in person will not be eligible to receive the Consent Fee; or
(iv)	take no action in respect of the Extraordinary Resolution.

Voting instructions must be given to the Tabulation Agent by delivery of an Electronic Voting Instruction or otherwise in accordance with the usual procedures of the Clearing Systems. (See “Voting and Quorum – Form and content of Electronic Voting Instructions” below.) If the Extraordinary Resolution is passed at the Meeting, each Noteholder will be bound by the Extraordinary Resolution, whether or not such Noteholder was present or represented at the Meeting and whether or not such Noteholder voted in respect of, or in favour of, the Extraordinary Resolution.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Memorandum that are not historical facts are “forward-looking” statements within the meaning of section 27A of the U.S. Securities Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond PrivatBank’s control and all of which are based on PrivatBank’s current beliefs and expectations about future events. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “targets”, “believes”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Memorandum and include statements regarding the intentions, beliefs or current expectations of PrivatBank. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. PrivatBank’s actual performance, results of operations, financial condition and the development of its financing strategies may differ materially from the impression created by the forward-looking statements contained in this Memorandum.

TABLE OF CONTENTS

Page

FORWARD-LOOKING STATEMENTS	12
SUMMARY	14
RISK FACTORS	18
DOCUMENTS INCORPORATED BY REFERENCE	22
DEFINITIONS	24
EXPECTED TIMETABLE OF EVENTS	29
TAX CONSEQUENCES	31
BACKGROUND TO SOLICITATION	32
RECENT DEVELOPMENTS	38
THE SOLICITATION	52
VOTING AND QUORUM	54
GENERAL/CONTACT DETAILS	62
APPENDIX: FORM OF NOTICE OF THE MEETING	63

SUMMARY

The following summary is provided solely for the convenience of Noteholders. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Memorandum, including under the heading “The Solicitation”.

The Solicitation

The Issuer is, acting on behalf of and solely pursuant to instructions from PrivatBank, soliciting the approval of the holders of the Notes, by way of the Extraordinary Resolution, of the Amendments to certain provisions of the Conditions of the Notes, the Loan Agreement, the Trust Deed and the Agency Agreement.

In consideration, Qualifying Noteholders who validly submit an Electronic Voting Instruction in favour of the Extraordinary Resolution that is received by the Tabulation Agent via the relevant Clearing System prior to the Expiration Time on the Expiration Date and who have not validly revoked their Electronic Voting Instruction will be entitled to receive the Consent Fee if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date has occurred. The Consent Fee shall be payable by the Issuer subject to having received such amounts to or for the account of the Issuer from the Borrower.

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time shall not be entitled to revoke such instruction after such time on such dates, unless otherwise required by law or permitted by the Trust Deed. Noteholders who submit their Electronic Voting Instructions in favour of the Extraordinary Resolution that is received by the Tabulation Agent after the Expiration Date will not be eligible to receive the Consent Fee.

The Meeting of the Noteholders is being convened for the purpose of obtaining their approval of such Amendments.

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the Notes approve the following changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 15 January 2016, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 15 January 2016 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 15 January 2016, unless the 2016 Notes Restructuring has occurred and notice of such occurrence is given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes on or before 5 January 2016, in which case the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 23 January 2018 or, if such day is not a business day, the next succeeding business day.

If the 2016 Notes Restructuring is not completed or the 2016 Notes Restructuring has occurred but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes of such completion or failure to complete by 5 January 2016, the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 15 January 2016 or, if such day is not a business day, the next succeeding business day.

For the avoidance of doubt, the 2016 Notes Restructuring may include any other amendments to the 2016 Notes in addition to extension of maturity of the 2016 Notes and the related loan, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the NBU;

2.	In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, amortised repayment provisions in the Loan Agreement and a corresponding amortised redemption provision under the Notes shall become effective. This will consist of a repayment of 20 per cent. of the outstanding principal amount of the Loan on 23 August 2016, 20 per cent. of the outstanding principal amount of the Loan on 23 February 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 May 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 August 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 November 2017 and 15 per cent. of the outstanding principal amount of the Loan on 23 January 2018 (with corresponding payments being made to Noteholders under the Notes);
3.	Amendments to increase the interest rate payable on the Loan from 9.375 per cent. to 10.25 per cent. and the corresponding interest rate increase under the Notes with effect from the Effective Date and to pay accrued and unpaid interest on the Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the Notes on the First Interest Payment Date along with interest in respect of the First Interest Period (each as defined in the Notice of the Meeting); and
4.	All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (3) above.

Quorum

The quorum required at the Meeting shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed representing or holding not less than the Relevant Fraction (being for this purpose two thirds) of the aggregate principal amount of the outstanding Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting (unless the Issuer (upon the instruction of PrivatBank), the Borrower and the Trustee otherwise agree) shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such place as the chairman determines (with the approval of the Trustee). No Meeting may be adjourned more than once for want of a quorum. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and such notice shall contain the quorum requirements which will apply when the Meeting resumes.

At any adjourned Meeting, the quorum shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) representing or holding not less than the Relevant Fraction (being for this purpose one third) of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.

If the Meeting is adjourned for lack of quorum, it is the intention of PrivatBank and (upon request of PrivatBank) the Issuer to arrange for a notice convening the adjourned Meeting to be published as soon as reasonably practicable (in accordance with the Meeting Provisions (as defined below)) following such adjournment.

Notes held for the benefit of the Issuer

Notwithstanding (but without prejudice to) the provisions of the Trust Deed, Notes held by any person for the benefit of the Issuer shall be deemed not to be outstanding for the purposes of paragraphs (i), (ii) and (iii) of the definition of “outstanding” in the Trust Deed.

Required Majority

To be passed at the Meeting, the Extraordinary Resolution requires a majority of not less than three-quarters of the votes cast. If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present or represented at the Meeting.

Consent Fee

Each Noteholder who votes in favour of the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution will be entitled to receive the Consent Fee subject to the passing of the Extraordinary Resolution and such Extraordinary Resolution becoming effective in accordance with its terms and the Effective Date occurring, as further described herein. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid Electronic Voting Instruction received by the Tabulation Agent in favour of the Extraordinary Resolution by no later than the Expiration Time on the Expiration Date and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution will be entitled to receive the Consent Fee if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms and the Effective Date occurs. Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless otherwise required by law or permitted by the Trust Deed. See “Revocation of Voting Instructions” below.

The consent fee payable on the Settlement Date to a holder of the Notes, who submitted a valid Electronic Voting Instruction received by the Tabulation Agent in favour of the Extraordinary Resolution by no later than the Expiration Time on the Expiration Date, shall be an amount of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes (as defined below) voted in favour by such Noteholder (the “Consent Fee”).

The Consent Fee will be transferred to Qualifying Noteholders on the Settlement Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms and the Effective Date having occurred. Payment of the Consent Fee on the Settlement Date will be made or procured to be made by the Issuer. The Consent Fee shall be payable by the Issuer, subject to having received such amounts to or for the account of the Issuer from the Borrower.

Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Date will not be eligible to receive the Consent Fee. Noteholders will not be eligible to receive the Consent Fee, if (i) they vote against the Extraordinary Resolution, (ii) they vote other than by delivery of a valid Electronic Voting Instruction (including attending and voting at the Meeting in person), (iii) they vote after the Expiration Date, (iv) they do not vote at all, (v) they revoke their Electronic Voting Instruction or unblock their Notes, (vi) the Extraordinary Resolution is not passed at the Meeting, does not become effective in accordance with its terms or the Effective Date does not occur or (vii) when submitting the Electronic Voting Instruction, such Noteholder is unable to make the representations set out in “Voting and Quorum – Representations, Warranties and Undertaking.”

Those Noteholders who hold Notes through the Clearing Systems and who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction as set out in this Memorandum but who wish to attend and vote at the Meeting in person (or any adjourned such Meeting) may do so in accordance with the voting and quorum procedures as set out in this Memorandum and the Notice of Meeting. Such Noteholders will not be eligible to receive the Consent Fee, notwithstanding that they may have voted in favour of the Extraordinary Resolution pursuant to the procedures in the Notice of Meeting. During the period commencing on the Expiration Date and ending at the conclusion of the Meeting, Noteholders will not be able to submit Electronic Voting Instructions. If the Meeting is an adjourned Meeting, then Noteholders who have not already delivered Electronic Voting Instructions on or prior to the Expiration Date may submit Electronic Voting Instructions during the period commencing at the conclusion of the original Meeting and ending on the Adjourned Expiration Date. However, Noteholders submitting Electronic Voting Instructions after the conclusion of the original Meeting, but on or prior to the Adjourned Expiration Date will not be eligible to receive the Consent Fee.

Voting Procedures

Voting instructions may only be delivered through Accountholders in accordance with the customary procedures of the Clearing Systems. Beneficial owners of the Notes who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that voting instructions may be delivered in respect of such Notes.

Revocation of Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time have a right to revoke such instruction prior to the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed (as applicable), by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

If, after the Expiration Date, the Issuer is required by law to permit revocation, then any Electronic Voting Instruction previously submitted may be validly revoked by submitting a Revocation Instruction to the extent required by law.

Any Noteholder who revokes its Electronic Voting Instruction and does not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or who votes by attending the Meeting and voting in person will not be entitled to receive the Consent Fee.

RISK FACTORS

The following section does not describe all of the risks for Noteholders participating in the Solicitation. Prior to making a decision as to whether to participate in the Solicitation, Noteholders should consider carefully, in light of their own financial circumstances and investment objectives, all the information set out in this Memorandum and, in particular, the following risk factors and the section entitled “Recent Developments - Recent risks relating to Ukraine and PrivatBank”. Noteholders should make such inquiries as they think appropriate and consult their own professional advisers regarding the terms of the Proposal, the Solicitation, the Issuer, PrivatBank, all without relying on the Issuer, PrivatBank, the Solicitation Agent, the Trustee or any other person.

Risks relating to the Solicitation

Blocking of Notes held through the relevant Clearing System

Following the submission of Electronic Voting Instructions (by transmitting them or procuring their transmission to the relevant Clearing System), the Notes which are the subject of such Electronic Voting Instruction will be blocked from trading by the relevant Clearing System.

Subject to the below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant Clearing System on the earliest of (i) the termination of the Proposal (subject to applicable law and the Trust Deed) or the Settlement Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant Clearing System, provided, however in the case of (ii) above, that if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Issuer, the Trustee and PrivatBank of the necessary revocation of or amendment to such proxy.

Limited Ability to Revoke Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instruction up until the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

Responsibility for Complying with the Procedures of the Solicitation

Noteholders are solely responsible for complying with all of the procedures for submitting Electronic Voting Instructions. None of PrivatBank, the Issuer, the Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders of irregularities with respect to Electronic Voting Instructions.

Responsibility for Information Relating to the Issuer, PrivatBank and the Notes

Noteholders are responsible for independently investigating the position of the Issuer and PrivatBank and the nature of the Notes. None of PrivatBank, the Issuer, the Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders as to the position of the Issuer or PrivatBank, the nature of the Notes, the Loan and/or the effects of the Proposal in connection with this Memorandum.

If the Extraordinary Resolution is passed at the Meeting, the Proposal will be binding on all Noteholders.

Noteholders who do not consent to the Proposal or who do not participate in the Meeting will be bound by the Extraordinary Resolution (if it is duly passed), but will not be entitled to any Consent Fee. Noteholders who do not consent to the Proposal or who do not participate in the Meeting will not be entitled to any rights of appraisal or similar rights of dissenters with respect to the adoption of the Extraordinary Resolution.

Poll voting

At a meeting of Noteholders where voting takes place by way of a poll, every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. As long as the Notes are represented by a Global Note the Noteholder shall be treated at any meeting of Noteholders as having one vote in respect of each U.S.$1,000 principal amount of Notes for which a Global Note may be exchanged. Consequently, if a Noteholder holds a principal amount of Notes that is not an integral multiple of U.S.$1,000, such Noteholder will only be able to vote with each U.S.$1,000 principal amount of Notes and the amount which is not integral multiples of U.S.$1,000 will not be taken into account for the purposes of voting.

The effectiveness of amendments introduced by the Supplemental Loan Agreement is conditional upon their registration with the NBU

The amendments to the Loan Agreement introduced by the Supplemental Loan Agreement (the “Amendments to the Loan Agreement”) are subject to registration with the NBU and will become effective on the Effective Date subject to the prior completion of the NBU registration. There can be no guarantee that the NBU will register the Amendments to the Loan Agreement in their current form as contemplated in the Proposal and/or the Supplemental Loan Agreement without requiring any amendments. The implementation of the Amendments to the Loan Agreement in full will require registration thereof with the NBU. To the extent that the Amendments to the Loan Agreement are not registered with the NBU, the Effective Date will not occur and no amendments as set out in the Extraordinary Resolution will take effect regardless of the outcome of the Meeting.

Future actions in respect of the Notes

PrivatBank and the Issuer reserve the right to take one or more actions at any time in respect of the Notes that remain outstanding after the consummation of the Solicitation. This includes, without limitation and to the extent permitted by the Conditions, the purchase from time to time of additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchases by PrivatBank or the Issuer, as applicable, will depend on various factors existing at the time. There can be no assurance as to which, if any, of those alternatives (or combinations thereof) PrivatBank or the Issuer will choose to pursue in the future and when such alternatives might be pursued.

Responsibility for assessing the merits of the Solicitation and complying with the procedures of the Solicitation

Each Noteholder is responsible for assessing the merits of the Solicitation. None of the Issuer, PrivatBank, the Solicitation Agent, the Trustee or the Tabulation Agent has made or will make any assessment of the merits of the Solicitation or of the impact of the Solicitation on the interests of the Noteholders either as a class or as individuals.

Further, Noteholders are responsible for complying with all of the terms and procedures of the Solicitation, including those relating to submission of the Electronic Voting Instructions, as well as with this Memorandum. None of the Issuer, PrivatBank, the Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders of irregularities with respect to their Electronic Voting Instructions or the Solicitation.

Tax Consequences; Responsibility to Consult Advisors

Noteholders should consult their own tax, accounting, financial, legal and other advisers regarding the suitability to themselves of the tax, accounting and other consequences of participating or declining to participate in the Solicitation.

Electronic Voting Instructions or votes submitted or cast by Sanctions Restricted Persons will not be accepted

A Beneficial Owner or any direct participant in a Clearing System who is a Sanctions Restricted Person may not participate in the Solicitation. No vote in respect of any Extraordinary Resolution pursuant to an Electronic Voting Instruction submitted by a Sanctions Restricted Person will be accepted or counted and such Sanctions Restricted Person will not be eligible to receive the Consent Fee in any circumstances, notwithstanding the delivery (and non-withdrawal or revocation) of an Electronic Voting Instruction by it in respect of the relevant Extraordinary Resolution on or before the Expiration Date.

A Noteholder who is a Sanctions Restricted Person may not attend and/or vote at the Meeting outside the terms of the Solicitation.

Notes are Limited Recourse Obligations of the Issuer

The Notes will remain limited recourse obligations of the Issuer, and under the terms and conditions of the Notes the Issuer will be obliged to make payments to the Noteholders only to the extent of the amounts actually received by or for the account of the Issuer as lender pursuant to the Loan Agreement, as amended by the Supplemental Loan Agreement, less amounts in respect of Reserved Rights.

In addition, the Issuer will be obliged to pay the Consent Fee only to the extent that such amounts have been received to or for the account of the Issuer from PrivatBank.

If those payments are not made by PrivatBank, for whatever reason, in whole or in part, the Issuer will not have any other source of funds available to it that would permit it to make payments on the Notes and under the Trust Deed and/or payments of the Consent Fee.

In the case of the Issuer’s inability to make payments on the Notes and under the Trust Deed, the Noteholders would have to rely upon claims for payment resulting from enforcement of the security under the Trust Deed, as amended by the Supplemental Trust Deed.

Risks relating to PrivatBank

PrivatBank’s Financial Condition is dependent on the Financial Support from the National Bank of Ukraine

In view of deteriorating political and economic conditions, PrivatBank has to deal with a number of challenges affecting its liquidity and profitability. On 21 May 2015, the NBU adopted Resolution No. 329 “On measures to be taken by PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to change certain terms of its external debt obligations” (the “NBU Resolution”). Under the NBU Resolution, taking into account the difficult economic situation in Ukraine, armed hostilities in certain regions of the country, as well as significant restriction on access of Ukrainian banks to internal and external funding, the NBU obliged PrivatBank to take measures to enter into transactions in respect of change of terms of its obligations under the Notes and the Loan and under the U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc for the sole purpose of funding a subordinated loan to the Borrower (the “2016 Notes”) and the related loan.

The fulfilment of the requirements of the NBU Resolution and of PrivatBank’s recapitalisation programme will be assessed and taken into account when considering any PrivatBank application for financial support from the NBU. Financial support from the NBU is crucial for PrivatBank, especially in light of the retail deposits outflow (which represent the main source of funding for PrivatBank) and PrivatBank’s inability to secure new mid- to long-term financing on commercially acceptable terms, or at all. If PrivatBank fails to enter into transactions in respect of change of terms of its obligations under the Notes, the Loan and the 2016 Notes and the related loan, the NBU may refuse to provide financial support to PrivatBank.

In response to PrivatBank’s enquiry whether PrivatBank may obtain a refinancing loan from the NBU in order to satisfy its foreign debt obligations, in its letter to PrivatBank dated 5 August 2015, the NBU confirmed to PrivatBank that it may only provide a loan to PrivatBank for the purpose of maintaining PrivatBank’s liquidity, and, in particular, to help PrivatBank to satisfy its obligations to retail depositors. The NBU emphasised that it will not provide any financial support to PrivatBank for it to satisfy its obligations to any other creditors.

Any failure by PrivatBank to comply with the requirements of the NBU Resolution could (i) lead to the NBU’s refusal to provide financial support to PrivatBank, (ii) lead to a failure by PrivatBank to comply with the NBU’s minimum capital ratios and certain other mandatory requirements of the NBU, (iii) prevent PrivatBank from the timely fulfilment of its obligations to depositors, external debt obligations (including the Notes) and uninterrupted settlement of operations and (iv) negatively affect PrivatBank’s liquidity position. If PrivatBank fails to comply with the mandatory requirements of the NBU, the NBU may apply administrative sanctions to PrivatBank including revocation of PrivatBank’s banking licence, which would result in PrivatBank ceasing to carry out its activities. In particular, if PrivatBank fails to comply with the mandatory economic ratios, the NBU may impose sanctions, including fines, restriction, suspension or termination of certain of its operations or declare PrivatBank as problematic or insolvent. In particular, the NBU must declare a bank as problematic if, inter alia, (i) daily amount of the regulatory capital of such bank decreases by at least 5 per cent. below the mandatory requirement at least five times during a month; or (ii) capital adequacy ratio decreases by at least 5 per cent. below the mandatory requirement at least two times during a month. The NBU must declare a bank as insolvent if, inter alia, the amount of its regulatory capital or capital adequacy ratios decrease to one third of the minimum mandatory requirements, which might result in revocation of a banking licence and the bank ceasing to carry out its activities.

In the light of challenges the banking system in Ukraine is experiencing, the NBU has temporarily waived any sanctions or other regulatory consequences of non-compliance with certain reported financial ratios. See “Background to Solicitation – Capital Adequacy”. However, if PrivatBank fails to comply with such mandatory requirements of the NBU in future, the NBU may apply sanctions to PrivatBank, which might result in revocation of PrivatBank’s banking licence and PrivatBank ceasing to carry out its activities.

DOCUMENTS INCORPORATED BY REFERENCE

This Memorandum contains important information which Noteholders should read carefully before making any decision with respect to giving Electronic Voting Instructions.

This Memorandum should be read and construed in conjunction with the following documents, each of which is expressly incorporated by reference herein. References to this Memorandum shall mean this document together with each document listed below.

The following documents incorporated by reference herein are available, along with additional copies of this Memorandum, for inspection and/or collection, as indicated below, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to and during the Meeting, at: (A) the office of the Principal Paying Agent, Deutsche Bank AG, London Branch at: Winchester House, 1 Great Winchester Street, London EC2N 2DB; (B) the office of the Solicitation Agent, Commerzbank Aktiengesellschaft at: Mainzer Landstrasse 153, DLZ-Geb. 2, Händlerhaus, 60327 Frankfurt am Main, Germany; and (C) the office of the Tabulation Agent, Lucid Issuer Services Limited at: Leroy House, 436 Essex Road, London N1 3QP, United Kingdom:

•	the Trust Deed;
•	the Loan Agreement;
•	the Agency Agreement; and
•	the Resolution of the National Bank of Ukraine No. 329 “On Measures to be taken by PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to Ensure Entering into Transactions on Amendment of Terms of Borrowings under External Debt Obligations” dated 21 May 2015.

In addition, the following documents are available for inspection and collection during the times and at the addresses stated above:

•	this Memorandum;
•	the 2013 and 2014 annual audited consolidated financial statements of PrivatBank (together, the “Audited Financial Statements”);
•	the quarterly reports on the financial position of PrivatBank for the fourth quarter of 2013, for the first, second, third and fourth quarters of 2014 and for the first and second quarters of 2015 prepared in accordance with Ukrainian local accounting standards (together, the “Reports prepared in accordance with Ukrainian local accounting standards”, and together with the Audited Financial Statements, the “Financial Statements”);
•	the final draft Supplemental Trust Deed;
•	the final draft Supplemental Loan Agreement;
•	the final draft Supplemental Agency Agreement; and
•	the Notice of the Meeting.

The Financial Statements will be available in electronic form under http://static.privatbank.ua/files/2013_4.pdf, http://static.privatbank.ua/files/data/Financial_Reporting_Standards_Consolidated_financial_statements_and_Independent_auditor_31_Dec_2014.pdf and https://privatbank.ua/ua/about/finansovaja-otchetnost/#quarterly.

DEFINITIONS

In this Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

2016 Notes Restructuring	The amendments to the terms and conditions of the 2016 Notes as a result of which the maturity of the 2016 Notes and the loan agreement in respect of the 2016 Notes is extended to 9 February 2021 (or any subsequent date). For the avoidance of doubt the 2016 Notes Restructuring may also include any other amendments to the 2016 Notes, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the NBU.
Accountholder	A direct accountholder with the Clearing Systems.
Adjourned Expiration Date	Such date (as notified to the Noteholders in the notice of the adjourned Meeting) on or prior to which Electronic Voting Instructions must be received by the Tabulation Agent via the relevant Clearing System in order to be valid in respect of any adjourned Meeting (as applicable).
Agency Agreement	The agency agreement between the Issuer, the Principal Paying Agent and the Trustee, dated 24 September 2010.
Amendments	Amendments proposed by the Issuer, acting on behalf of and solely pursuant to instructions from PrivatBank, to be passed by the Extraordinary Resolution at the Meeting.
Beneficial Owner	Has the meaning set out in “Voting and Quorum – Meeting Provisions”.
Borrower or PrivatBank	Public Joint-Stock Company Commercial Bank “PrivatBank”.
Business Day	A day, other than a Saturday or a Sunday or a public holiday, on which commercial banks and foreign exchange markets are open for business in New York, London and Kyiv.
Clearing Systems	The clearing and settlement systems operated by Euroclear and Clearstream, Luxembourg, respectively.
Clearstream, Luxembourg	Clearstream Banking, société anonyme.
Conditions	The terms and conditions in respect of the Notes as set out in Schedule 4 to the Trust Deed.
Consent Fee	A fee payable to a Qualifying Noteholder of the Notes of U.S.$20.00 for each U.S.$1,000 in principal amount of the Qualifying Notes held by such Noteholder.
Direct Participant	Means each person shown in the records of Clearstream, Luxembourg and/or Euroclear as holding an interest in the Notes.
Effective Date	Subject to the Extraordinary Resolution having been passed and subject to registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement, the Supplemental Trust Deed and the Supplemental Agency Agreement shall become effective, which (provided that the Meeting is not adjourned) should be on or around 15 September 2015.
Euroclear	Euroclear Bank SA/NV.
Expiration Date	2 September 2015.
Expiration Time	4.00 p.m. London time on the Expiration Date.
Extraordinary Resolution	The Extraordinary Resolution to be proposed by the Issuer and considered by Noteholders at the Meeting.
Form of proxy	Means in relation to any meeting, a document in the English language available from the specified office of the Principal Paying Agent specified below signed by the Noteholder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly authorised officer and delivered to the specified office of the Principal Paying Agent not less than 48 hours before the time fixed for the Meeting, appointing a named individual or individuals (a “proxy”) to vote in respect of the Notes held by such Noteholder at the Meeting, provided that the issuance of a form of proxy by the Principal Paying Agent is subject to the Notes being blocked in the relevant Clearing System to the order of the Principal Paying Agent.
Issuer	UK SPV Credit Finance plc.
Loan	The loan to the Borrower made upon and subject to the terms, conditions and provisions of the Loan Agreement.
Loan Agreement	The loan agreement between the Issuer and the Borrower dated 17 September 2010.
Meeting	The meeting of the Noteholders to be held at 4.00 p.m. (London time) on 7 September 2015 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom for the purposes of considering and, if thought fit, passing the Extraordinary Resolution.
Noteholders or holders of the Notes	The beneficial holders of the outstanding Notes. Unless the context otherwise requires, references in the Memorandum to a “Noteholder” or a “holder of the Notes” include: (i) each Direct Participant; and (ii) each beneficial owner of any Note holding such Note, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf, provided that for the purposes of the payment of the Consent Fee, to the extent the beneficial owner of the Notes is not a Direct Participant, the Consent Fee will only be paid to the Clearing Systems and the giving of an irrevocable payment instruction by the Issuer for payment for the Consent Fee to the Clearing Systems will satisfy any obligations of the Issuer of the payment of such Consent Fee (the obligations of the Issuer being satisfied on the giving of such irrevocable instruction).
Notes	The U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer (of which U.S.$200,000,000 is currently outstanding).
Notice of Meeting	The notice to the Noteholders dated 21 August 2015 convening the meeting of the holders of the Notes, the form of which is set out in the Appendix to this Memorandum.
Permanent Global Note	Means the Permanent Global Note in relation to the Notes.
Principal Paying Agent	Deutsche Bank AG, London Branch.
Proposal	The Amendments to be made to the Loan Agreement, the Agency Agreement, the Trust Deed and the Conditions.
Qualifying Noteholder	A Noteholder who validly votes via an Electronic Voting Instruction transmitted (and not validly revoked) to, and which is received by, the Tabulation Agent on or before the Expiration Date in favour of the Extraordinary Resolution set out in the Notice of Meeting.
Qualifying Notes	The aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Qualifying Noteholder has validly via an Electronic Voting Instruction transmitted to the Tabulation Agent via the relevant Clearing System on or before the Expiration Date and not subsequently unblocked, voted in favour of the Extraordinary Resolution set out in the Notice of Meeting.
Revocation Instruction	An electronic instruction sent by an Accountholder on the instruction of a beneficial owner of a particular nominal amount of the Notes in respect of which an Electronic Voting Instruction was previously submitted, withdrawing such Electronic Voting Instruction and sent to the relevant Clearing System. To be valid the instruction must specify the Notes to which the original Electronic Voting Instruction related, the securities account in which such Notes are credited and any other information required by the relevant Clearing System. Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time have a right to revoke such instructions up until the Expiration Time, but not thereafter, unless otherwise required by law or permitted by the Trust Deed, by submitting a Revocation Instruction to the relevant Clearing System.
Sanctions Restricted Person	(A) (i) a person that is, or is owned or controlled by a person that is, described or designated as a “specially designated national” or “blocked person” in the most current U.S. Treasury Department list of “Specially Designated National and Blocked Persons” (which can be found at http://sdnsearch.ofac.treas.gov/); or (ii) a person that is currently the target of, or in violation of, any sanctions under (x) the laws and regulations that have been officially published and are administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), or any enabling legislation or executive order relating thereto; or (y) any equivalent sanctions or measures officially published and imposed by the European Union, Her Majesty’s Treasury, the United Nations Security Council or any other relevant sanctions authority, including sanctions imposed against certain states, organisations and individuals under the European Union’s Common Foreign & Security Policy (together, the “Sanctions”) or (B) a person who is listed under Directive 1 as amended under Executive Order 13662 of OFAC and Council Regulation (EU) No 833/2014 (as amended by Council Regulation (EU) No 960/2014) or under any other sectoral sanctions for the time being applied by any such sanctions authority (except when it confirms that the dealing or transaction does not, did not and will not result in a violation of any Sanctions).
Settlement Date	Subject to the Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date having occurred, and provided the Meeting is not adjourned, a date on or around 16 September 2015.
Solicitation	The solicitation by the Issuer, acting on behalf of and solely pursuant to instructions from PrivatBank, of consents from Noteholders to consider the Extraordinary Resolution at the Meeting.
Solicitation Agent	Commerzbank Aktiengesellschaft.
Supplemental Agency Agreement	The supplemental agency agreement to be entered into by the Issuer, the Principal Paying Agent and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.
Supplemental Loan Agreement	The supplemental loan agreement to be entered into by the Issuer and the Borrower referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.
Supplemental Trust Deed	The supplemental trust deed to be entered into and delivered by the Issuer and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Incorporated by Reference”.
Tabulation Agent	Lucid Issuer Services Limited.
Trust Deed	The trust deed dated 24 September 2010 entered into by the Issuer and the Trustee.
Trustee	Deutsche Trustee Company Limited.

EXPECTED TIMETABLE OF EVENTS

This timetable assumes that (i) the Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned Meeting is required and (ii) new meetings are not convened in respect of the Notes. The Expiration Date, inter alia, can be amended under the terms of the Proposal. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. The times stated below refer to the relevant time in London on the relevant date.

Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System. Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “Voting and Quorum” below.

Event	Date and Time
Launch Date/Announcement of the Solicitation Announcement of the Solicitation and the Notice of Meeting given to Noteholders through the Clearing Systems.	21 August 2015
Expiration Time and Expiration Date	4.00 p.m. (London time) on 2 September 2015

Deadline for Noteholders to deliver or procure delivery (via the relevant Clearing System) to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution to be eligible to receive the Consent Fee and be eligible to vote.

Latest time for Noteholders to deliver a Revocation Instruction in respect of previously submitted Electronic Voting Instructions. Noteholders who deliver a Revocation Instruction (and do not subsequently deliver an Electronic Voting Instruction prior to this time in favour of the Extraordinary Resolution) will not be eligible to receive the Consent Fee.

Latest time for Noteholders to deliver a form of proxy to the Principal Paying Agent if they wish to attend and vote at the Meeting in person.

Date and time of the Meeting	4.00 p.m. (London time) 7 September 2015
The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.
Execution of the Supplemental Loan Agreement	Not later than 1 Business Day after the Extraordinary Resolution is passed.
Registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU	The NBU may take up to five Business Days following the submission of a notification on amendments to the Loan Agreement to register the amendments to the Loan Agreement. It is expected that registration will be completed within three clear Business Days following submission. See “Risk Factors - Risks relating to the Solicitation - The effectiveness of amendments introduced by the Supplemental Loan Agreement is conditional upon their registration with the NBU”.
Effective Date/Execution and delivery of the Supplemental Trust Deed and the Supplemental Agency Agreement	If the Extraordinary Resolution is passed and subject to the registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement, the Supplemental Agency Agreement and the Supplemental Trust Deed shall become effective, which should be on or around 15 September 2015.
Settlement Date	On or around 16 September 2015, subject to the Extraordinary Resolution having been passed and having become effective in accordance with its terms and the Effective Date occurring.
Settlement in respect of the Consent Fee.

The above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of instructions and the passing of the Extraordinary Resolution. If the Meeting is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE IN RELATION TO THE NOTES SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS – THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU”.

Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee, Clearing System or other intermediary through which they hold Notes whether such intermediary would require receiving any notice or instructions prior to the deadline set out above.

All of the above dates are subject to earlier deadlines that may be set by the Clearing Systems or any intermediary.

TAX CONSEQUENCES

In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Memorandum does not discuss the tax consequences for Noteholders arising from their participation in the Proposal and the Solicitation or in relation to the Amendments. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the Issuer, PrivatBank, the Solicitation Agent, the Principal Paying Agent, the Trustee or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Solicitation.

BACKGROUND TO SOLICITATION

Financial information in respect of PrivatBank presented in this section, has been extracted and/or derived (as applicable) from, should be read in conjunction with, and is qualified in its entirety by, PrivatBank’s Financial Statements. See “Documents Incorporated by Reference”. In addition, PrivatBank has obtained statistical and market information presented in this Memorandum, for example regarding Ukrainian macroeconomic data and the analysis of the Ukrainian banking market, from the NBU, the State Statistics Service of Ukraine and the Ministry of Finance of Ukraine.

Background

The overall decline in economic growth and the on-going political crisis in Ukraine have materially and adversely affected PrivatBank and its business, as described in more detail below. See also “Recent Developments”.

Deposit base

Historically, PrivatBank has primarily relied on retail deposits to fund its operations. Consequently, the mass deposit withdrawals that have affected the banking system as a result of the political and economic developments in Ukraine have materially and adversely affected PrivatBank’s liquidity. As a result, the scheduled maturity of the Notes on 23 September 2015 and the 2016 Notes on 9 February 2016 exposes PrivatBank to the risk of breaching regulatory liquidity ratios as well as having insufficient funds to repay its customer deposits as they become due.

As a matter of Ukrainian law, both corporate and retail depositors have the right to withdraw their deposits at any time prior to maturity. Ukrainian legislation distinguishes between demand deposits and term deposits. However, even with a term deposit, customers may withdraw funds at any time irrespective of the maturity date, unless a corporate deposit agreement places specific conditions on deposit withdrawal. As a result, PrivatBank’s retail customer deposits are effectively current account deposits. Therefore, Ukrainian banks face the continuous threat of deposit outflow and related liquidity problems. On 14 May 2015, the Parliament adopted the Law of Ukraine “On Amendments to Certain Legislative Acts of Ukraine (in respect of Withdrawal of the Term Deposits)”, which became effective on 6 June 2015. According to this law, depositors have no right to withdraw their term deposits at any time prior to their maturity, unless respective deposit agreements provide otherwise. This law will not apply retrospectively (i.e. to the deposit agreements entered into prior to date on which the law entered into force).

To prevent a substantial outflow of deposits, the NBU has introduced certain restrictions on the withdrawal of cash by customers. See “Recent Developments - Legislative Developments - Limits on Foreign Exchange Transfers and Deposit Withdrawals”. Notwithstanding that such measures have slowed down the deposit outflow, they have not completely stopped deposit withdrawals by customers. The restrictions are due to expire on 3 September 2015. No assurance can be given that the NBU will not extend the term of the restriction even further beyond the currently established termination date.

Based on Ukrainian local accounting standards, from 31 December 2013 to 30 June 2015, PrivatBank’s Hryvnia retail deposits decreased by 14.7 per cent. from UAH 45.37 billion to UAH 38.71 billion. PrivatBank’s foreign currency denominated deposits decreased by 48.9 per cent. from the equivalent of USD 5.38 billion to the equivalent of USD 2.75 billion (the portfolio in USD equivalent is calculated based on the official USD/UAH exchange rates set by the NBU as of the reporting dates).

PrivatBank’s current deposit base is predominately short-term in nature and is characterised by a high degree of volatility. Such volatility can be attributed to a range of factors influencing the behaviour of corporate and retail customers. The most significant of these factors are the political instability in the Donetsk and Luhansk regions of Ukraine and the significant devaluation of the Hryvnia.

Loan portfolio quality

As at 31 December 2014, approximately 36 per cent. of PrivatBank’s loan portfolio was denominated in foreign currencies, primarily in U.S.$. For the period from 31 December 2013 to 31 December 2014, the Hryvnia devalued by 97.28 per cent. and 74.19 per cent. against the U.S.$ and the Euro, respectively. The Hryvnia has subsequently devalued by a further 39.63 per cent. against the U.S.$ and 27.09 per cent. against the Euro for the period from 31 December 2014 to 18 August 2015. A sharp devaluation of the Hryvnia has materially impacted the ability of PrivatBank’s borrowers to repay their loans. As a result of this devaluation, the sources of foreign currency denominated funds available to PrivatBank’s borrowers have decreased. This, in turn, has resulted in an increase in customer defaults and loan delinquencies.

PrivatBank treats a loan (whether to individual or corporate clients), for accounting purposes, as non-performing if it is overdue by more than 90 days. PrivatBank’s non-performing loans (the “NPLs”) of individual clients as a share of PrivatBank’s total individual loan portfolio increased from 9.82 per cent. as at 31 December 2013 to 20.51 per cent. as at 31 January 2014, primarily due to the overall adverse economic conditions in Ukraine and the devaluation of the Hryvnia. PrivatBank’s NPLs of corporate clients as a share of PrivatBank’s total corporate loan portfolio decreased from 4.72 per cent. as at 31 December 2013 to 2.57 per cent. as at 31 January 2014. As at 31 December 2014, loans to corporate clients represented 82 per cent. of PrivatBank’s total loan portfolio. The NPLs attributable to the Donetsk and Luhansk regions as a share of Privatbank’s total loan portfolio attribute to the borrowers in the Donetsk and Luhansk regions increased from 3 per cent. to 22 per cent. over the same period and further increases are expected.

PrivatBank’s provisions for loan impairment increased from UAH21,340 million as at 1 January 2014 to UAH21,805 million as at 31 December 2014 (such change may not appear to be significant because despite increasing its provisions for loan impairment during this period by UAH6,100 million, PrivatBank wrote off UAH5,337 million during this period as uncollectible).

Further devaluation of the Hryvnia may cause an increase in provision for impairment of the U.S.$- denominated distressed loans.

NBU Support

PrivatBank has obtained liquidity support loans in UAH from the NBU. The outstanding amount under the NBU loans as at 31 December 2014 was UAH18,357 million. Additional NBU refinancing loans have been obtained by PrivatBank during January-April 2015 in the amount of UAH8,480 million. Privatbank’s indebtedness to the NBU is secured by pledges over a portion of PrivatBank’s mandatory reserve balances with the NBU, PrivatBank’s loans and advances to customers, mortgages over PrivatBank’s real estate and assets owned by PrivatBank’s related and third parties.

NBU Resolution

On 21 May 2015, the NBU adopted the PrivatBank’s NBU Resolution. Considering that PrivatBank’s payment obligations under its external debt obligations may result in a failure by PrivatBank to increase its capitalisation levels, PrivatBank’s NBU Resolution obliged PrivatBank to take measures to amend certain terms of the Notes and the 2016 Notes. This obligation was imposed on PrivatBank by the NBU as a result of the difficult economic situation in Ukraine, hostilities in certain regions of Ukraine, in order to prevent a deterioration in the financial condition of PrivatBank, to prevent a loss of solvency in connection with the performance by PrivatBank of its external debt obligations, to procure PrivatBank’s compliance with the NBU’s mandatory economic ratios, foreign exchange position limits and mandatory reserve requirements, to ensure the timely fulfilment by PrivatBank of its obligations to depositors and uninterrupted settlement operations, to preserve PrivatBank’s liquidity and to prevent negative effects on the Ukrainian banking system generally. The NBU further resolved that all future requests for financial support to PrivatBank will be considered taking into account the fulfilment by PrivatBank of the measures set forth above and Privatbank’s recapitalisation programme prepared following PrivatBank’s stress-testing.

The NBU’s financial support is crucial for PrivatBank, especially in light of the retail deposits outflow (which represent the main source of funding for PrivatBank) and lack of affordable capital markets financing.

In response to PrivatBank’s enquiry whether PrivatBank may obtain a refinancing loan from the NBU in order to satisfy its foreign debt obligations, in its letter to PrivatBank dated 5 August 2015, the NBU confirmed to PrivatBank that it may only provide a loan to PrivatBank for the purpose of maintaining PrivatBank’s liquidity, and, in particular, to help PrivatBank to satisfy its obligations to retail depositors. The NBU emphasised that it will not provide any financial support to PrivatBank for it to satisfy its obligations to any other creditors.

Short term strategy in the current liquidity situation

As described in “Risk Factors - Risks Relating to Ukraine - Adverse political and economic conditions in Ukraine”, PrivatBank is facing a number of issues that affect its liquidity and profitability. To mitigate these negative factors, PrivatBank is aiming to implement the following strategies:

  maintaining sufficient balance sheet liquidity levels to offset the impact of customer funds outflow;
  managing loan portfolio quality;
  increasing profitability;
  maintaining a constant dialog with ex-customers of the bank to regain their loyalty;
  attracting clients of other banks, which are in the process of liquidation;
  advising, on a regular basis, corporate clients in relation to their foreign economic activity and guarantee payments;
  improving PrivatBank’s efficiency by educating clients about PrivatBank’s self-service facilities;
  increasing commission income by selling non-bank products (i.e. tickets, insurances, etc.); and
  working with customers to increase the number of clients who use cash in transit service.

Capital Adequacy

The Basel Committee on Banking Supervision, International convergence of Capital Measurement and Capital Standards (the “Basel Committee”) has set international capital adequacy standards for banks. The standards are set out in the international framework for capital measurement and capital standards of banking institutions, published in July 1988, updated in April 1998 (the “Basel Capital Accord”).

The following table shows PrivatBank’s capital position and capital adequacy ratios (in UAH million, except %). The information for the years ended 31 December 2012, 2013 and 2014 is calculated in accordance with the Basel Capital Accord.

	Year Ended 31 December
	2012	2013	2014
Tier 1 Capital
Share capital and share premium	14,917	16,372	18,121
Disclosed reserves	5,362	5,201	4,547
Cumulative translation reserve	322	308	672
Less: goodwill and intangible assets	(48)	(49)	(106)
Total Tier 1 Capital	20,553	21,832	24,234
Tier 2 Capital
Asset revaluation reserves	804	943	1,393
Subordinated debt Total Tier 2 Capital	959 1,763	2,534 3,477	3,007 4,400
Total capital	22,316	25,309	28,634
Risk Weighted Assets (1)	148,312	161,910	209,641
Tier 1 Capital Ratio (2)	13.8%	13.48%	11.56%
Capital Adequacy Ratio (3)	14.98%	15.63%	13.66%

____________
Notes:

(1)	As defined in the International Convergence of Capital Measurement and Capital Standards (updated April 1998) and Amendment to the Capital Accord to incorporate market risks (updated November 2005), commonly known as Basel I.
(2)	Total Tier 1 Capital divided by Risk Weighted Assets.
(3)	Total capital divided by Risk Weighted Assets.

The NBU also has adopted the mandatory minimum capital adequacy requirements based on the Basel Committee’s standards and it is currently set at 10 per cent., which PrivatBank currently does not comply with as permitted in accordance with Resolution No 129 of the NBU dated 24 February 2015. Pursuant to this Resolution, the NBU suspended applying its sanctions for failure by a bank to comply with the minimum capital adequacy ratio and certain other requirements, provided that such bank prepares and submits to the NBU an action plan for remedying the breaches and complies with certain restrictions. PrivatBank has agreed such action plan with the NBU and according to such action plan, it has to increase its capital by UAH 6 billion (UAH 2 billion through shareholders’ contributions and UAH 4 billion through subordinated debt).

In the event that devaluation of the UAH continues, and new provisions for loan impairment are created, PrivatBank’s capital adequacy ratio may be negatively impacted.

Exposure to volatile areas

As at 1 May 2015, PrivatBank had 4 branches and 451 outlets operating in the Donetsk and Luhansk regions.

As at 31 December 2014, UAH2,331 million of PrivatBank’s loans (approximately 1.4 per cent. of PrivatBank’s total loan portfolio) were attributable to these branches, of which 22 per cent. were categorised as NPLs. See also “Risk Factors-Risks Related to Ukraine-Credit Risk”.

As a result of the annexation of Crimea by the Russian Federation, in the period from November to December 2014, PrivatBank sold its assets and liabilities associated with the operations in Crimea to a financial company, which is a fully consolidated subsidiary of the PrivatBank group. In December 2014, PrivatBank sold its controlling share in this subsidiary to one of its related parties. See also “Recent Developments-Legislative Developments-Limitations for Conducting Banking Operations in Certain Areas”. Immediately prior to the sale of its assets and liabilities associated with the operations in Crimea, as at the end of November 2014, UAH8,215 million of PrivatBank’s customer deposits (approximately 5.4 per cent, of PrivatBank’s total deposits) and approximately UAH7,508 million of PrivatBank’s loans (or approximately 4.6 per cent. of PrivatBank’s total loan portfolio) were attributable to the Crimean branches. Consequently, PrivatBank believes that the closure of the Crimean branches has not significantly affected PrivatBank’s business or the results of its operations. PrivatBank accounted for the cessation of the operations in Crimea as a loss of control over its business in Crimea and believes that currently it neither has financial assets nor financial liabilities in Crimea and that it instead has a non-financial obligations (i.e. provision for possible outflows and contingent liabilities). In this respect, as at 31 December 2014, PrivatBank recognised a provision relating to cessation of its operations in Crimea in the amount of UAH700 million based on the best estimate of the expenditure required to settle the present obligation.

Purpose of the Proposal

On 26 June 2015, PrivatBank announced a solicitation of consents to certain proposed amendments of the terms of the Notes and the 2016 Notes (the “2015 and 2016 Notes Consent Solicitations”). The meetings of noteholders of the Notes and the 2016 Notes each took place on 13 July 2015 and both meetings were quorate. On 14 July 2015, PrivatBank announced the results of the meetings of the 2015 and 2016 Notes Consent Solicitations to the effect that PrivatBank’s proposal to amend certain terms of the Notes was successfully passed. PrivatBank’s proposal to amend certain terms of the 2016 Notes was not passed. Further, pursuant to their terms, the proposals in respect of the Notes and the 2016 Notes were conditional on both proposals having been duly passed at each relevant meeting. Consequently, due to the fact that the proposal in respect of the 2016 Notes did not pass, neither the amendments proposed by PrivatBank to the Notes nor to the 2016 Notes were implemented.

On 29 July 2015, PrivatBank announced a solicitation of consents to extend the maturity of the Notes from 23 September 2015 to 1 December 2015 (the “2015 Notes Consent Solicitation”). The meeting of the Noteholders took place on 13 August 2015. The meeting was not quorate and PrivatBank announced the adjournment of the meeting until 27 August 2015 in accordance with a notice of adjourned meeting delivered to the Noteholders on 13 August 2015. On 21 August 2015, PrivatBank resolved not to proceed with the 2015 Notes Consent Solicitation and the 2015 Note Consent Solicitation was withdrawn by PrivatBank. As a result, the Trust Deed constituting the Notes and the Loan Agreement constituting the Loan were not amended and the maturity date of the Notes remained unchanged.

PrivatBank’s overall objective is to reduce its debt service obligations under the Notes and the 2016 Notes to improve its short-term liquidity parameters, maintain financial flexibility and establish a more efficient maturity profile for its wholesale borrowings. This would enable PrivatBank to sustain its operations during the current crisis in Ukraine, help it to face any further pressure on its liquidity and perform its obligations pursuant to PrivatBank’s NBU Resolution, taking into consideration that the Notes will mature on 23 September 2015 and the 2016 Notes will mature on 9 February 2016.

Given that the Notes mature on 23 September 2015, PrivatBank considers that it is in the best interests of PrivatBank and the Noteholders to seek to re-profile the Notes on the terms set out below.

Conclusion

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) has requested that the holders of the Notes approve the following changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 15 January 2016, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 15 January 2016 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 15 January 2016, unless the 2016 Notes Restructuring has occurred and notice of such occurrence is given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes on or before 5 January 2016, in which case the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 23 January 2018 or, if such day is not a business day, the next succeeding business day.

If the 2016 Notes Restructuring is not completed or the 2016 Notes Restructuring has occurred but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes of such completion or failure to complete by 5 January 2016, the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 15 January 2016 or, if such day is not a business day, the next succeeding business day.

For the avoidance of doubt the 2016 Notes Restructuring may include any other amendments to the 2016 Notes in addition to extension of maturity of the 2016 Notes and the related loan, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the NBU;

2.	In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, amortised repayment provisions in the Loan Agreement and a corresponding amortised redemption provision under the Notes shall become effective. This will consist of a repayment of 20 per cent. of the outstanding principal amount of the Loan on 23 August 2016, 20 per cent. of the outstanding principal amount of the Loan on 23 February 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 May 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 August 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 November 2017 and 15 per cent. of the outstanding principal amount of the Loan on 23 January 2018 (with corresponding payments being made to Noteholders under the Notes);
3.	Amendments to increase the interest rate payable on the Loan from 9.375 per cent. to 10.25 per cent. and the corresponding interest rate increase under the Notes with effect from the Effective Date and to pay accrued and unpaid interest on the Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the Notes on the First Interest Payment Date along with interest in respect of the First Interest Period (each as defined in the Notice of the Meeting); and
4.	All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (3) above.

RECENT DEVELOPMENTS

Financial information in respect of PrivatBank presented in this section, has been extracted and/or derived (as applicable) from, should be read in conjunction with, and is qualified in its entirety by, PrivatBank’s Financial Statements. See “Documents Incorporated by Reference”. In addition, PrivatBank has obtained statistical and market information presented in this Memorandum, for example regarding Ukrainian macroeconomic data and the analysis of the Ukrainian banking market, from the NBU, the State Statistics Service of Ukraine and the Ministry of Finance of Ukraine. The U.S.$ figures in this paragraph are based on the exchange rate of U.S.$1.00 to UAH 22.02, which was the exchange rate established by the NBU on 18 August 2015.

Political developments

The current economic and political crisis in Ukraine was triggered by the Ukrainian government’s decision in November 2013 to defer signing of the association agreement between Ukraine and the European Union. The ensuing mass rallies, expressing strong public support for the political association and economic integration of Ukraine with the European Union, spread beyond Kyiv to a number of regions across Ukraine. The protests continued into 2014.

In February 2014, tens of people (both protesters and police officers) died and hundreds more were injured as a result of clashes between the protesters and the police force in central Kyiv. On the morning of 22 February 2014, it was reported that the then President Mr Viktor Yanukovych had escaped from Kyiv and that his location was unknown. On the same day, Verkhovna Rada of Ukraine (the “Parliament”) declared that Mr Viktor Yanukovych had resigned from discharging his constitutional powers and duties and scheduled a presidential election for 25 May 2014. On 27 February 2014, a new parliamentary coalition “European Choice” was formed with 250 deputies, including members from the “Batkivschyna”, “Udar”, “Svoboda”, “Economic Development” and “Sovereign and European Ukraine” parties as well as a number of other deputies, who did not belong to any political parties. On 23 February 2014, the Parliament appointed its speaker Mr Oleksandr Turchynov as the acting President of Ukraine, and, on 27 February 2014, Mr Arseniy Yatsenyuk was appointed as the Prime Minister of Ukraine and a new government was formed. The presidential election was won by Mr Petro Poroshenko, who officially assumed office on 7 June 2014.

On 24 July 2014, the parliamentary coalition “European Choice” was dissolved and on 25 August 2014, Mr Petro Poroshenko, the newly elected President, dissolved the Parliament and called for extraordinary elections. On 26 October 2014, Ukraine held its parliamentary elections in which Ukrainians voted overwhelmingly for pro-European parties. On 27 November 2014, at the opening session of the new parliament the “European Ukraine” coalition was formed. The “European Ukraine” coalition included the faction of the “Petro Poroshenko Bloc” party, the faction of the “Narodny Front” party, the faction of the “Samopomich” party, the faction of the “Radical Party of Oleh Lyashko” and the faction of the “Batkivshchyna” party and at the time of its formation had 302 members of parliament in total. On 27 November 2014, the Parliament approved Mr Arseniy Yatsenyuk as the Prime Minister of Ukraine and elected Mr Volodymyr Hroisman as the Chairman of the Parliament. On 2 December 2014, the Parliament approved a new government.

In February and March 2014, tensions broke out between Russia and Ukraine resulting in Russian military forces entering the Autonomous Republic of Crimea. On 6 March 2014, the Verkhovna Rada of the Autonomous Republic of Crimea (the representative body of the Autonomous Republic of Crimea) voted to join the Russian Federation and to hold an all-Crimean referendum to approve this decision. Based on the reported results of the referendum that took place on 16 March 2014, the President of the Russian Federation, Mr Vladimir Putin, and certain representatives of the Autonomous Republic of Crimea executed an agreement on the admission of the Republic of Crimea to the Russian Federation. On 21 March 2014, Mr Vladimir Putin signed legislation to annex Crimea to the Russian Federation. These events in Crimea have prompted a negative reaction from the international community. The European Union, the United States and Ukraine, amongst other countries, have refused to recognise the referendum in Crimea as legal. Ukraine considers Crimea to be under temporary occupation by the Russian Federation. There is currently no indication as to when or whether this temporary occupation will end. On 15 April 2014, the Parliament adopted a law governing certain aspects of the legal status of Crimea as an occupied territory which entered into force on 27 April 2014 (the “Occupied Territory Law”). In particular, the Occupied Territory Law reaffirmed the position that Ukraine treats Crimea as an integral part of its territory. Furthermore, the Occupied Territory Law established restrictions for foreign citizen and stateless persons in relation to their visits to Crimea. According to the Occupied Territory Law, Ukrainian authorities will only recognise real estate transactions in relation to properties located in Crimea, provided such transactions are executed in accordance with the requirements of Ukrainian law.

On 12 August 2014, the Parliament enacted a law on tax and custom controls in the free economic zone of Crimea and economic activities in the temporarily occupied territory of Ukraine (i.e. Crimea), which entered into force on 27 September 2014. The law provided for the creation of a free economic zone in Crimea and the City of Sevastopol. The free economic zone was established for the period of 10 years. The development and management of the free economic zone were entrusted to a special managing company (its creation and activities are regulated by the Ukrainian government).

In April 2014, local militias supported by the Russian Federation occupied several government buildings in eastern Ukraine, and Ukrainian authorities responded by launching military operations in the region. This resulted in on-going clashes between the Ukrainian armed forces and the local militias. This caused a significant loss of human life among the hostile factions and the civil population and material damage to the local infrastructure. On 5 September 2014, representatives of Ukraine, Russia and the Organisation for Security and Co-operation in Europe (the “OSCE”) signed a ceasefire agreement (the “Ceasefire Agreement”). On 16 September 2014, pursuant to the Ceasefire Agreement, the Parliament adopted the Law of Ukraine “On the Special Regime of Local Self-Governance in Certain Parts of the Donetsk and Luhansk Regions” which provided, among other things, for a special local governance regime in certain parts of the Donetsk and Luhansk regions for three years (the “Regional Governance Law”).

In November 2014, the self-proclaimed authorities of the so-called Donetsk People’s Republic (the “DPR”) and Luhansk People’s Republic (the “LPR”), which control certain parts of the Donetsk and Luhansk regions of Ukraine, held elections to their respective governing bodies. Because the elections were held in violation of the procedure agreed in the Ceasefire Agreement, the Ukrainian government asked the Parliament to revoke the special governance regime that had been introduced in the areas controlled by the so-called DPR and LPR by the Regional Governance Law. These elections destabilised the fragile truce and sporadic heavy fighting continued throughout November 2014. In December 2014, there was a new effort by both sides of the conflict to uphold the principles reached in the Ceasefire Agreement. However, the crisis escalated in January 2015 again. By the end of January 2015, the ceasefire failed entirely and there was renewed fighting across the conflict zone with militia forces mounting a new offense against the Ukrainian forces along the line of control in the Donetsk and Luhansk regions. Although a new ceasefire agreement, which was negotiated with the assistance of the international community, entered into force on 15 February 2015 (the “New Ceasefire Agreement”), sporadic heavy fighting has reportedly continued and it is not clear how the situation will develop.

On 17 March 2015, the Parliament passed a law amending the Regional Governance Law. The law stated that the provisions of the Regional Governance Law introducing a special local governance regime in certain parts of the Donetsk and Luhansk regions would apply only to the local self-governance bodies and authorities of certain parts of the Donetsk and Luhansk regions, which are expected to be formed following special elections yet to be called and held. Most importantly, the law clarified that the majority of provisions of the Regional Governance Law introducing a special local governance regime in certain parts of the Donetsk and Luhansk regions would become effective upon the legal and valid formation of the new municipal bodies. The law also provided that such elections must be held according to the Constitution of Ukraine and other Ukrainian laws; must be transparent, public and open; must comply with international democratic and human rights standards; must be monitored by impartial observers (such as the OSCE and the Council of Europe) without the presence of any unlawful military and paramilitary troops and must ensure the freedom to exercise of the right to vote by all persons entitled to vote. The law also provided that broadcasting by Ukrainian TV channels and radio stations within certain parts of the Donetsk and Luhansk territories must be resumed. The law entered into force on 21 March 2015. Along with the amendments to the Regional Governance Law, the Parliament also adopted a resolution identifying the relevant territories within the Donetsk and Luhansk regions to which the Regional Governance Law would apply.

The New Ceasefire Agreement also provided for constitutional reform with the adoption of a new constitution of Ukraine by the end of 2015.

On 14 July 2015, the Parliament adopted the Law of Ukraine “On Local Elections” (the “Local Elections Law”). The Local Elections Law amends the procedure for elections to regional, district and city councils and for the election of city mayors. For the purposes of local elections to regional, district and city councils, every region, district or city is divided into circuits. Candidates for these elections are nominated by local party offices, which can promote only one candidate per circuit. Voters of each circuit vote simultaneously for both the political party and the candidate nominated by the political party in that circuit. Any political party with at least 5 per cent. of the votes gets seats in the relevant local council. The seats of a party are allocated as between its candidates according to the amount of votes they get in their respective circuits (i.e., a candidate with more votes will have priority over a candidate with fewer votes). According to the Local Elections Law, local elections scheduled for 25 October 2015 will not be held in certain areas of the Donetsk and Luhansk regions and the territory of Crimea due to aggressive military activity and temporary Russian occupation of the territory of Crimea.

On 16 July 2015, the Parliament voted in favour of sending a draft law on amendments to the Constitution of Ukraine regarding the decentralisation of power (the “Draft Law”) to the Constitutional Court of Ukraine (the “Constitutional Court”). In accordance with parliamentary procedure, members of the Parliament are required to send a draft law on proposed amendments to the Constitution of Ukraine to the Constitutional Court for review. The number of votes in favour of sending the Draft Law to the Constitutional Court was 288, with 226 votes being the required minimum. According to the conclusion of the Constitutional Court No.2-B/2015, dated 30 July 2015, the Draft Law is in compliance with the Constitution of Ukraine. To be adopted, the Draft Law now requires a minimum of 300 votes in favour.

The oblast (region) and raion (district) state administrations would be dissolved and prefects representing the state on a local level would be appointed. Powers of the dissolved regional and district state administrations would be transferred to the level of village, town, and city authorities. The Draft Law also provides that prefects will oversee compliance by the local self-governing authorities with the Constitution of Ukraine and laws of Ukraine.

Along with the reform of the status of local government, the Draft Law restates certain provisions of the Constitution of Ukraine on administrative and territorial structures. In particular, the Draft Law contains a requirement according to which the terms and procedures for the creation, liquidation, changes in boundaries of and the naming and re-naming of administrative units must be regulated by law. Additionally, the proposed amendments provide for a specific procedure for the implementation of local self-government in several districts of the Donetsk and Luhansk regions, which will be regulated by a separate law.

On 23 December 2014, the Parliament adopted amendments to the laws regulating Ukraine’s domestic and foreign policy, as well as national security principles, by which it repealed Ukraine’s non-aligned status. The Law of Ukraine “On the Amendments to Several Laws of Ukraine on the Abolition of the Non-Aligned Policy of Ukraine” submitted by the President was supported by 303 members of the Parliament and is intended to help Ukraine become a member of the North Atlantic Treaty Organization. The law also reaffirms one of the main political goals of Ukraine, to become a member of the European Union.

Economic developments

The recent significant civil disturbances and political instability in Ukraine, described in “Political developments” above, have negatively impacted Ukraine’s economy. The following table sets out key macroeconomic data in Ukraine during the periods indicated.

	Year Ended 31 December			Quarter ended 31 March	Quarter ended 30 June
	2012	2013	2014	2015	2015
GDP growth(1) (per cent.)	0.2	0	(6.8)	(17.2)	Not available
Consumer price index (per cent.)	0.6	(0.3)	12.1	36.3	48.1
Producer price index (per cent.)	3.7	(0.1)	17.1	42.4	42.5
Unemployment rate(2) (per cent.)	7.6	7.3	9.3	9.6	Not available

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Sources: The State Statistics Service of Ukraine and the National Bank of Ukraine (the “NBU”).

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Notes:

(1)	The GDP growth numbers are presented as a comparison with the preceding period (i.e. a growth in full year 2012 vs. 2011, full year 2013 vs. 2012 and full year 2014 vs. 2013).
(2)	Calculated under the International Labour Organisation’s methodology as an average for the period (as a percentage to the amount of the economically active population of a respective age group).

Escalating geopolitical tensions have had an adverse effect on the Ukrainian financial markets, and there have been increased capital outflows from Ukraine. This, in turn, has adversely impacted the ability of Ukrainian companies and banks to obtain funding on international capital and loan markets. The on-going crisis has resulted in a decreased demand from the international investment community for investment in Ukraine. For the year ended 31 December 2014, foreign direct investment in Ukraine decreased from U.S.$58.2 billion as at 31 December 2013 to U.S.$45.9 billion as at 31 December 2014 and further decreased to U.S.$42.9 billion as at 30 June 2015, according to the State Statistics Service of Ukraine.

Despite the new loan package provided to Ukraine by a group of international lenders, the Ukrainian national foreign currency reserves decreased from U.S.$20.42 billion as at 31 December 2013 to U.S.$10.38 billion (preliminary data) as at 31 July 2015. Moreover, limited support for the national currency, the Hryvnia, by the National Bank of Ukraine (the “NBU”) led to the devaluation of the Hryvnia from UAH7.99 per U.S.$1.00 at the start of 2014 to UAH 22.02 per U.S.$1.00 as at 18 August 2015.

The Ukrainian Banking Sector

In 2014 and 2015, the Ukrainian banking sector was negatively affected by a difficult economic and political situation in Ukraine, significant limitations on access to internal and external funding, the devaluation of the national currency and the outflow of deposits. As a result, most of the Ukrainian banks suffered a shortage of liquidity and were struggling to meet mandatory economic ratios set forth by the NBU.

As at 1 July 2015, the total assets of Ukrainian banks were UAH1,606.9 billion (U.S.$73.0 billion) as compared to UAH1,408.7 billion (U.S.$64.0 billion) as at 1 January 2014; the total amount of loans granted by Ukrainian banks was UAH1,010.4 billion (U.S.$45.9 billion) and total Ukrainian banks’ capital was UAH99.5 billion (U.S.$4.5 billion) as compared to UAH911.4 billion (U.S.$41.4 billion) and UAH192.6 billion (U.S.$8.8 billion) respectively as at 1 January 2014. As at 1 July 2015, corporate deposits constituted UAH285.3 billion (U.S.$13.0 billion) and deposits by private individuals constituted UAH403.4 billion (U.S.$18.3 billion) as compared to UAH231.3 billion (U.S.$10.5 billion) and UAH437.2 billion (U.S.$19.9 billion) respectively as at 1 January 2014. As at 1 July 2015, the aggregate liabilities of Ukrainian banks were UAH1,203.4 billion (U.S.$54.7 billion), compared to UAH1,085.5 billion (U.S.$49.3 billion) as at 1 January 2014. The NBU reported that between 31 December 2013 and 30 June 2015 the total UAH household (i.e. retail) deposits declined by 27.76 per cent. Although between 31 December 2013 and 30 June 2015 the UAH equivalent of U.S.$-denominated household deposits increased by 25.07 per cent and the UAH equivalent of Euro-denominated household deposits increased by 10.99 per cent., in each case, the U.S.$ equivalent of all foreign currency deposits of individuals decreased two fold (by approximately 53.7 per cent.) over this period.

Currently, Ukrainian banks are experiencing a shortage of liquidity. During calendar year 2014, the loan portfolio of the Ukrainian banks declined. The following table shows reductions in lending to individuals and legal entities.

	Reduction from 1 January 2014 to 1 January 2015
	Loans provided in UAH	Loans provided in foreign currency (U.S.$ equivalent)
Reduction in lending to individuals (per cent.)	12	24.3
Reduction in lending to legal entities (per cent.)	8.2	21.5

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Source: NBU

Losses of the Ukrainian banking system as at end of year 2014 amounted to UAH52, 966 million.

Pursuant to recent figures published by the NBU, the regulatory capital of Ukrainian banks decreased by UAH104.0 billion (U.S.$4.7 billion) from UAH205.0 billion (U.S.$9.3 billion) as of 1 January 2014 to UAH109.5 billion (U.S.$5.0 billion) as of 1 July 2015. The capital adequacy ratio (H2) of the Ukrainian banking system dropped from 13.8 per cent. as at 1 February 2015 to 8.03 per cent. as at 1 August 2015 with a minimum capital adequacy ratio of 10 per cent. The NBU has announced plans to support the banking sector, including plans to recapitalise certain banks. See “Recent Developments—Recent Risks Relating to Ukraine and PrivatBank”.

On 28 December 2014, the Parliament adopted the Law of Ukraine “On Measures for Capitalisation and Restructuring of Banks” (the “Bank Capitalisation Law”), which became effective on 30 December 2014. Under the Bank Capitalisation Law, banks must take steps to ensure their level of capitalisation is in compliance with the Tier 1 capital target of at least 7 per cent. under the baseline scenario subject to a minimum capital adequacy ratio of 10 per cent. and the Tier 1 capital target of at least 4.5 per cent., under the adverse scenario for the period of 2014 to 2016. Banks with capital shortfalls must submit their recapitalisation or restructuring plans to the NBU for approval. Banks which are not recapitalised by their shareholders and which fail to provide the NBU with satisfactory recapitalisation or restructuring plans may be (i) recapitalised or restructured using public funds, provided they satisfy the strict criteria provided for by the Bank Capitalisation Law or (ii) declared insolvent by the NBU.

Doubtful and bad loans (which, since the end of 2012, are referred to as “weak” and “unsatisfactory”, respectively) are another factor affecting the asset quality of Ukrainian banks. According to the NBU, the proportion of loans represented by doubtful and bad loans was 16.54 per cent., 12.89 per cent. and 18.98 per cent. as at 31 December 2012, 31 December 2013 and 31 December 2014, respectively. As at 30 June 2015, the proportion of loans represented by doubtful and bad loans was 24.27 per cent. The proportion of loans represented by overdue loans was 8.9 per cent., 7.7 per cent. and 13.5 per cent. as at 1 January 2013, 1 January 2014 and 1 January 2015, respectively. As at 1 July 2015, the proportion of loans represented by overdue loans was 18.7 per cent.

The fragile condition of the Ukrainian banking system has also been the main factor in restricting the availability of domestic credit required by domestic businesses to continue to grow their operations. Troubled domestic banks are, in many cases, unwilling or unable to lend to domestic businesses that are in need of renewed or increased funding. A continuing stagnation of credit conditions within Ukraine, resulting from bank profitability remaining low and the anticipated recovery being slow to materialise, is likely to continue to have a negative effect on Ukraine’s GDP growth. Furthermore, increased domestic borrowing by the Ukrainian government is likely to reduce the availability of domestic credit for Ukrainian businesses, which would exacerbate the effect on GDP levels. In addition, depreciation of the Hryvnia may have a negative effect on banks’ balance sheets.

In response to a significant depreciation of the Hryvnia and rapidly accelerating inflation, the NBU has introduced the following measures: (i) it has raised its discount rate from 14 per cent. to 19.5 per cent. (with effect from 6 February 2015) which has been further raised to 30 per cent. (with effect from 4 March 2015) and (ii) it has suspended daily foreign currency auctions to allow Ukrainian banks to determine the Hryvnia / foreign currency exchange rates on the basis of market supply and demand.

To address the current crisis in Ukraine, the NBU has taken measures to preserve the stability of the banking system and to provide sufficient liquidity support to Ukrainian banks. These measures included refinancing transactions purchasing notes issued by the Ukrainian government from banks and softening the mandatory reserve requirements for banks (in particular, the NBU has suspended the application of its sanctions for the failure of a bank to comply with the minimum regulatory capital requirement, capital adequacy ratio and certain other requirements, provided that such a bank prepares and submits to the NBU an action plan for remedying the breaches and complies with certain restrictions. Currently such restrictions include (subject to certain exceptions) prohibitions on the re-purchase and/or early redemption of the bank’s own debt securities; re-purchase of shares; purchase of non-government securities for the bank’s own account; payment of dividends or any other capital distribution and early withdrawal of deposits to substantial shareholders).

To support liquidity, the NBU applies standard monetary mechanisms, which include:

  providing regular overnight facilities - banks holding government bonds may obtain overnight facilities on a daily basis not exceeding 100 per cent. of the amount of mandatory reserves for the preceding month; and
  holding weekly refinancing tenders for a period of between 14 and 90 days.

On 11 March 2015, the executive board of the International Monetary Fund (the “IMF”) approved a four-year extended “lending” arrangement under the Extended Fund Facility for Ukraine (the “EFF”), a facility which the IMF provides to help certain countries to address their medium- and longer-term balance of payments problems. U.S.$5 billion out of the total amount of U.S.$17.5 billion was disbursed. Further disbursements are expected to be based on standard quarterly reviews and performance criteria. In particular, by the time of the first review, Ukraine must accomplish its sovereign debt restructuring (the “Debt Restructuring”) to resolve its balance of payments problem. The objectives of the Debt Restructuring are: (i) to generate circa U.S.$15 billion in financing during the EFF four-year period; (ii) to bring the public and publicly guaranteed debt/GDP ratio below 71 per cent. of GDP by 2020; and (iii) to keep the budget’s gross financing needs at an average of 10 per cent. of GDP (maximum of 12 per cent. of GDP annually) in 2019–2025. The foreign debt obligations subject to the Debt Restructuring are determined by the government’s Instruction No. 318-р, dated 4 April 2015, and include all non-guaranteed state, state-guaranteed and public sector debt incurred prior to 28 February 2015.

To achieve the above objectives, significant attention was given to the U.S.$750 million Eurobond, US$125 million Eurobond and US$600 million Eurobond (together, the “Ukreximbank Notes”) issued by JSC “The State Export-Import Bank of Ukraine” (“Ukreximbank”). The NBU in its Resolution No. 249, dated 14 April 2015, required Ukreximbank to take measures to restructure the Ukreximbank Notes, which is included in the list of foreign debt obligations subject to the Debt Restructuring. On 27 April 2015, bondholders of Ukreximbank’s U.S.$750 million Eurobond agreed to a three month maturity extension. On 21 May 2015, bondholders of the Ukreximbank Notes representing approximately 30 per cent. of the total principal amount of all outstanding Ukreximbank Notes agreed with the management of Ukreximbank the terms of the restructuring of the Ukreximbank Notes. In order to finalise the restructuring, on 8 June 2015, Ukreximbank launched a consent solicitation pursuant to which the Ukreximbank Notes have been exchanged for new notes on the terms agreed with bondholders. PrivatBank expects that the NBU will require most Ukrainian banks to undertake similar exercises.

A number of Ukrainian banks, including JSC “Finance and Credit Bank”, PJSC “Vseukrainskyi Aksionernyi Bank” (“VAB Bank”), JSC “Commercial Bank Nadra” (“Nadra Bank”), PJSC “First Ukrainian International Bank” and Ukreximbank restructured their Eurobond obligations in 2014 and 2015.

In addition, from 1 January 2014 to 17 August 2015, 54 banks were classified as insolvent by the NBU and put into temporary administration by Ukraine’s deposit insurance institution, the Individual’s Deposits Guarantee Fund (the “Deposit Guarantee Fund”), which is responsible, amongst other things, for guaranteeing deposits of individuals. A temporary administration was introduced at VAB Bank on 21 November 2014 and at Nadra Bank on 6 February 2015. Furthermore, on 2 March 2015, JSC “Delta Bank” (“Delta Bank”), one of Ukraine’s systemically important banks, was declared insolvent. According to the NBU, Delta Bank was the fourth biggest bank in Ukraine based on the asset value as at 1 January 2015. According to the NBU data, as at 4 June 2015, 46 banks were in the process of liquidation.

On 2 March 2015, the Parliament of Ukraine adopted the Law of Ukraine “On Amendments to Certain Legislative Acts of Ukraine Regarding the Liability of a Bank’s Related Parties” (the “Liability Law”), which became effective on 8 March 2015. The Liability Law increased the liability of banks’ related parties. In particular, the Liability Law significantly expanded the list of persons treated as banks’ related parties for the purposes of the Liability Law to include banks’ controllers (including their ultimate beneficial owners); persons who indirectly hold substantial stakes in banks; members of banking groups; persons holding substantial stakes in banks’ associated or affiliated persons; executives of the banks’ associated or affiliated persons; banks’ executives; internal audit service executives of banks; banks’ committee chairmen and members of committees of banks and other legal entities associated or affiliated to the banks. The NBU is authorised to determine which persons should be considered related parties of a bank. The Liability Law introduced criminal liability for the actions of a bank’s related parties leading to such bank’s insolvency. The Liability Law also introduced criminal sanctions in the form of a restraint from liberty for a term of 1 to 5 years or imprisonment for a term of 1 to 5 years, with additional penalties in the form of a fine in the amount up to UAH170,000 (U.S.$7,720) and/or a limitation of the right to hold certain positions/exercise certain activities for a period of up to 3 years. Criminal liability is triggered if losses are caused either to the state or a creditor in the amount of at least UAH6,090,000, which is equivalent to approximately U.S.$276,566. Banks’ related parties, whose wrongful acts result in such loss to a bank are financially liable for such damage. Furthermore, if a bank suffered such losses as a result of intentional or negligent actions or omissions of the bank’s related party, while another related party of the bank directly or indirectly benefited from this, such related parties are jointly and severally liable for the bank’s losses.

Legislative developments

Restriction on Early Performance of Obligations

On 28 March 2014, the NBU introduced a number of interim measures designed to stabilise the foreign exchange market and prevent the outflow of foreign currency from the country. In particular, the NBU prohibited early repayment of principal and prepayment of interest and other amounts by Ukrainian borrowers on foreign currency loans from non-resident lenders. Originally, the restriction was to remain in effect until 1 May 2014. However, the NBU extended the period of effectiveness of the restriction until 3 September 2015. Therefore, no assurance can be given that the NBU will not extend the term of the restriction even further beyond the currently established termination date.

Moratorium on Enforcement of Security under Foreign Currency Loans

On 3 June 2014, the Parliament adopted the Law of Ukraine “On Moratorium on Enforcement over Property of Citizens of Ukraine Provided as Security under the Foreign Currency Loans”, which introduced a moratorium, subject to certain conditions, on the enforcement of security under retail loans of Ukrainian citizens made in foreign currency. In addition, banks (except for insolvent banks, which are in the process of withdrawal from the market) are prohibited from assigning, selling or otherwise transferring any indebtedness under such loans to third parties. If a lender has already enforced security under a foreign currency retail loan and the amount is not sufficient to cover all outstanding indebtedness, the lender is not permitted to enforce any outstanding indebtedness against other properties of the borrower. This law will remain in force until a new law on, in particular, the repayment of indebtedness under foreign currency denominated retail loans, becomes effective.

On 7 May 2015, the Law of Ukraine “On Amendments to the Tax Code of Ukraine relating to Loan Liabilities” became effective. According to the law, income of an individual arising as a result of a foreclosure by the state of his or her property, enforcement by a financial institution of certain types of security provided by such individual, interest, fees or penalties and certain parts of principal of a loan written off by a bank, are exempt from taxation.

Stress Testing

Stress testing of the 15 largest Ukrainian banks, carried out in accordance with the terms of reference agreed with the IMF and the World Bank, was completed at the end of August 2014. The tests have revealed that nine of the 15 banks tested need to increase their capital in the aggregate amount of UAH56 billion. This does not mean that those nine banks are problematic or insolvent or that they urgently need the entire amount. According to Resolution No. 260 of the NBU “On Carrying out of Diagnostic Examination of Banks”, dated 15 April 2015, starting from 20 April 2015, the NBU plans to carry out new stress testing of the 10 largest Ukrainian banks, then, starting from 1 June 2015, the next 10 largest banks. The resolution and the list of the banks that will be subject to stress testing have not yet been published by the NBU. Reportedly, the NBU should have the results of stress-testing of the first 10 banks by 1 August 2015 and results for the other 10 banks by 1 October 2015.

Limits on Foreign Exchange Transfers and Deposit Withdrawals

On 22 September 2014, the NBU adopted Resolution No. 591 “On the Introduction of Changes to Certain Regulatory Acts of the National Bank of Ukraine”, which became effective on 23 September 2014. The measures provided for by this resolution were subsequently reintroduced by Resolution of the NBU No. 160, dated 3 March 2015, and Resolution of the NBU No. 354, dated 3 June 2015. It currently prohibits the following foreign currency operations:

  any payments to repatriate funds which foreign investors obtained from the sale of securities of Ukrainian issuers (except for sale of debt securities on stock exchanges);
  any payments to repatriate funds which foreign investors obtained from the sale of equity interests in Ukrainian companies other than shares (e.g., participatory interest in limited liability companies);
  any payments of dividends to foreign investors; and
  any payments based on individual licences of the NBU (except for, inter alia, individual licences issued to legal entities for the placement of funds on their accounts abroad).

The purchase of foreign currency in cash by an individual is now limited to an equivalent of UAH3,000 per day per bank, however the purchase of foreign currency by individuals to repay foreign currency loans is exempt from this limitation. Subject to certain exceptions, Ukrainian banks must limit the withdrawal of foreign currency in cash from current and deposit accounts by their clients to an amount up to the equivalent of UAH15,000 per day (approximately U.S.$681.2).

A number of other currency control restrictions have been imposed by the NBU for the purposes of stabilising the Ukrainian foreign exchange market. Pursuant to such restrictions, amongst other things:

  a bank must sell 75 per cent. of export proceeds received by its clients, subject to certain exceptions, on the next day following receipt of such funds, on the Ukrainian interbank market;
  as of close of business, the balance of a bank’s own purchase operations as compared to the sale operations in foreign currency, subject to certain exceptions, must not exceed 0.1 per cent. of the bank’s regulatory capital;
  foreign currency sales in cash by a bank to its corporate or individual clients, subject to certain conditions, are limited to the equivalent of UAH3,000 per day per client;
  a bank must limit its gross long open foreign exchange position to 1 per cent. of its regulatory capital;
  a bank must wait four operating days following the transfer by a client of the UAH equivalent into the bank’s transit account before purchasing a foreign currency for the client;
  a bank is prohibited from buying foreign currency for a corporate client or individual entrepreneur if such corporate client or individual entrepreneur has foreign currency funds available in its deposit and current accounts in the combined amount of U.S.$25,000 or more (or equivalent in another foreign currency);
  a bank is obliged to report all clients purchasing foreign currency to the NBU. Additionally, when a client intends to purchase an amount exceeding U.S.$50,000, the bank must provide the supporting documents to the NBU and the purchase is subject to the NBU confirmation.

The measures introduced by Resolution of the NBU No. 160, dated 3 March 2015, were due to expire on 3 June 2015 but were subsequently reintroduced by Resolution of the NBU No. 354, dated 3 June 2015, and are currently due to expire on 3 September 2015. No assurance can be given that the NBU will not extend the term of the restriction even further beyond the currently established termination date.

Prohibition on the Accrual of Penalties on Loans in the Territory of Anti-Terrorist Operation

On 15 October 2014, the law of Ukraine “On Temporary Measures during the Anti-Terrorist Operation” became effective. This law prohibits financial institutions from accruing fines and/or penalties on the principal amount of loans while the anti-terrorist operation is on-going. The prohibition, amongst others, applies to loans issued after 14 April 2014 to Ukrainian citizens residing or the companies which operating within the anti-terrorist operations area since 14 April 2014. This law also introduces a moratorium on the enforcement of security over properties located within the area of the anti-terrorist operation and owned by Ukrainian citizens and small- and medium-sized enterprises. This law has significantly impacted on the ability of commercial banks to recover loans attributable to individuals and legal entities in the area of the anti-terrorist operation.

Limitations for Conducting Banking Operations in Certain Areas

In connection with the annexation of Crimea by the Russian Federation, on 6 May 2014, the NBU adopted Resolution No. 260 ordering Ukrainian banks to close their branches in Crimea. In addition, pursuant to this resolution, Ukrainian banks were required to cease and not establish correspondent relations with banks and other credit and financial institutions, which are located or have operations in Crimea. Pursuant to this resolution, PrivatBank closed all its Crimean branches on 2 June 2014. See “Background to Solicitation—Background—Exposure to volatile areas”.

Furthermore, on 6 August 2014, in response to the on-going anti-terrorist operation, the NBU adopted Resolution No. 466 ordering Ukrainian banks to suspend all financial activities in the areas not controlled by the Ukrainian government, such as certain parts of the Donetsk and Luhansk regions. Pursuant to this resolution, PrivatBank closed 246 branches located in those areas. See “Background to Solicitation—Background—Exposure to volatile areas”.

Capital Requirements

In order to meet the best practices and standards of Basel ІІІ, the NBU adopted Resolution No. 312 dated 12 May 2015, “On Amendments to the Instruction on Banking Regulation in Ukraine” (“NBU Resolution No. 312”) which established new requirements for Tier 1 capital, capital conservation buffer and countercyclical capital buffer for all banks, as well as a systemic buffer for “systematically important banks” (such as PrivatBank).

Pursuant to NBU Resolution No. 312, starting from 1 January 2019, the Tier 1 capital adequacy ratio of a bank should be at least 7 per cent. The capital conservation buffer and countercyclical capital buffer are intended to be introduced starting from 1 January 2020. The buffers will be formed over the Tier 1 capital adequacy ratio and will be intended to ensure that the banks are able to cover losses in the periods of financial and economic instability. According to NBU Resolution No. 312, the level of capital conservation buffer will be required to gradually increase over the period 2020-2023 from 0.625 per cent. to 2.5 per cent. of risk-weighted assets and off-balance sheet commitments. The level of countercyclical capital buffer will range from 0 per cent. to 2.5 per cent. of risk-weighted assets and off-balance sheet commitments (depending on the economic cycle phase).

NBU Resolution No. 312 also establishes certain requirements to “systematically important banks”. From 1 January 2019, the instant liquidity ratio should be at least 30 per cent. and the single counterparty exposure limit should be not more than 20 per cent. Moreover, starting from 1 January 2020, the systemic buffer will be introduced and establish a range from 1 per cent. to 2 per cent. of risk-weighted assets and off-balance sheet commitments (depending on the category of a “systematically important bank”).

Changes to the corporate governance

Pursuant to amendments to the law of Ukraine “On Banks and Banking Activity”, dated 4 July 2014, two independent members of PrivatBank’s supervisory board, Mr Volodymyr Stelmakh and Mr Viktor Lysytskyi, were elected at PrivatBank’s general meeting of shareholders, which was held from 27 to 30 April 2015. The election of independent members was necessary to ensure PrivatBank’s compliance with the new legislative requirement that one quarter of the members of the supervisory board must be independent. Mr Volodymyr Stelmakh, the former head of the NBU, was appointed as the Chairman of the PrivatBank’s supervisory board. According to PrivatBank, the appointment of Mr Volodymyr Stelmakh is expected to contribute to further dynamic development of PrivatBank.

Law on Development of Institutional Capacity of the National Bank of Ukraine

On 18 June 2015, the Parliament of Ukraine adopted the Law of Ukraine “On Amendments to Certain Legislative Acts of Ukraine on Development of Institutional Capacity of the National Bank of Ukraine”. The law provides that, among other things, (i) courts may not suspend decisions and acts of the NBU, and they may not prohibit the NBU from taking, or mandate the NBU to take, certain actions as interim measures in any commercial, civil or administrative proceedings; (ii) the NBU audit committee must be established to ensure that the system of internal control in the NBU is reliable and efficient; and (iii) claims against any NBU officials are considered to be claims against the NBU. The NBU must ensure that any NBU officials who are involved in civil, administrative or criminal proceedings have necessary legal services provided to them.

Law on Restructuring of Consumer Loans Denominated in Foreign Currency

On 2 July 2015, the Parliament of Ukraine adopted the Law of Ukraine “On Restructuring of Obligations under Loans Denominated in Foreign Currency”. The law provides, inter alia, that upon written request of a borrower under a consumer loan denominated in foreign currency, a lender is required to convert the outstanding loan amount into Ukrainian hryvnias at the official exchange rate of the NBU effective as of the date of execution of the respective loan agreement. The President of Ukraine and the NBU have criticised the adoption of this law as resulting in negative consequences for the financial and banking system of Ukraine, and, reportedly, the President of Ukraine is going to veto the aforesaid law. As of the date of this Memorandum, the procedural status of this law remains unclear.

Law on Improvement of the System of Guaranteeing of Individuals’ Deposits and Withdrawal of Insolvent Banks from the Market

On 16 July 2015, the Parliament of Ukraine adopted the Law of Ukraine “On Amendments to Certain Legislative Acts of Ukraine on Improvement of the System of Guaranteeing of Individuals’ Deposits and Withdrawal of Insolvent Banks from the Market”, which, among other things, (i) amends the grounds for the insolvency of banks; (ii) expedites the procedure for compensating individuals for their deposits; (iii) prohibits investors from acquiring any shares or assets of an insolvent bank if they or their shareholders are related parties of that insolvent bank; (iv) amends the order of priority for the satisfaction of creditors’ claims (in particular, claims of related parties and claims under subordinated debt may only be satisfied after all other creditors’ claims); (v) provides for the consolidated sale of the assets of several banks in liquidation; and (vi) amends the procedure for state participation in the withdrawal of an insolvent bank from the market.

Recent Risks Relating to Ukraine and PrivatBank

Adverse political and economic conditions in Ukraine

In recent years, the Ukrainian economy has been extremely unstable. In addition, the recent significant civil disturbances and political instability in Ukraine, as well as the on-going military action in certain parts of the Donetsk and Luhansk regions, where some of PrivatBank’s assets are located, have negatively affected Ukraine’s economy. See “Recent Developments—Political and economic developments”.

Against the backdrop of deteriorating political and economic conditions, PrivatBank has to deal with a number of challenges affecting its liquidity and profitability. These include:

  the net outflow of retail deposits, mostly denominated in foreign currencies;
  a decrease of deposits having maturity of up to one year and a shift in the typical maturity of customer deposits to a range of one to three months;
  the current restrictions on the purchase of foreign currency on the internal interbank market, providing that the balance of a bank’s own purchase operations as compared to the sale operations in foreign currency, subject to certain exceptions, must not exceed 0.1 per cent. of the bank’s regulatory capital and that its total long position limit must be not more than 1 per cent. of the regulatory capital;
  the devaluation of Hryvnia, which may make it more difficult for customers to repay their foreign currency denominated obligations in good time and may result in the deterioration of the overall loan portfolio;
  the potential inability to secure new mid- to long-term financing on commercially acceptable terms or at all;
  the potential inability of the Ukrainian government to repay its debt obligations in good time, as well as an increase in the government’s external debt, which may result in a default under the existing sovereign debt obligations;
  the downgrade of Ukraine’s sovereign credit rating, as well as of PrivatBank’s corporate credit rating;
  the unpredictability of the political and economic crisis and its far-reaching negative consequences for the Ukrainian economy and PrivatBank’s business, especially if the anti-terrorist operation escalates and/or spreads to new territories; and

  high inflation rates, a decrease of Ukraine’s GDP and limited foreign currency reserves.

Liquidity and credit risk

PrivatBank faces significant liquidity risks due to outflow of deposits, including deposits of individuals which are the main source of funding for PrivatBank. Based on Ukrainian local accounting standards, from 31 December 2013 to 30 June 2015, PrivatBank’s Hryvnia retail deposits decreased by 14.7 per cent. from UAH 45.37 billion to UAH 38.71 billion. PrivatBank’s foreign currency denominated deposits decreased by 48.9 per cent. from the equivalent of USD 5.38 billion to the equivalent of USD 2.75 billion (the portfolio in USD equivalent is calculated based on the official USD/UAH exchange rates set by the NBU as of the reporting dates). In the short-term, the NBU plans to remove or at least to soften the restrictions on the withdrawal of funds from current and deposit accounts, which may further exacerbate outflow of funds from PrivatBank and affect its liquidity. As a result of the current political and economic crisis in Ukraine, since March 2014 the Ukrainian banking system, including PrivatBank, has been experiencing significant retail and corporate deposit outflow. See “Background to Solicitation—Background—Liquidity situation”. A continued outflow of deposits is likely to aggravate and have an adverse effect on PrivatBank’s business, results of operations and financial condition.

Currently, the NBU extends limited funding to banks to cover outflows of depositors’ and account holders’ funds. In comparison with 2008 and 2009, currently the NBU provides insufficient financing and the cost of such financing is very high. The interest rate for financing provided by the NBU to the banks is tied to the discount rate as adjusted by the NBU from time to time. The NBU increased its discount rate to 19.5 per cent. on 6 February 2015, and subsequently to 30 per cent. on 4 March 2015. This substantially increased the cost of servicing financing provided by the NBU to PrivatBank and affected its financial position.

For the period from 1 January 2014 to 31 December 2014, the Hryvnia devalued by 97 per cent. and 74 per cent. against U.S.$ and Euro, respectively. The Hryvnia has subsequently devalued by further 39.63 per cent. against the U.S.$ (from UAH15.77 to UAH22.02 per one U.S.$) and by 27.09 per cent. against the Euro (from UAH19.23 to UAH24.44 per one EUR) for the period from 31 December 2014 to 18 August 2015. Moreover, in this period, the Hryvnia was subject to significant fluctuations, the official exchange rate was as high as UAH30.01 per U.S.$1 on 26 February 2015. This adversely impacted the financial position and the ability of borrowers to service indebtedness owed to PrivatBank, which in turn resulted in impairment of PrivatBank’s loan portfolio. The devaluation of the Hryvnia against the U.S.$ and the Euro has adversely impacted PrivatBank’s financial position and ability to service foreign currency-denominated indebtedness.

In addition, PrivatBank faces regulatory restrictions on purchase of foreign currency on the Ukraine’s interbank market. A bank’s own purchase operations as compared to the sale operations in foreign currency, subject to certain exceptions, must not exceed 0.1 per cent. of the bank’s regulatory capital and that its total long position limit must be not more than 1 per cent. of the regulatory capital. Therefore, PrivatBank may be unable to purchase the amount of foreign currency to fully service its foreign currency-denominated indebtedness.

A downturn in economic conditions in Ukraine increase the risk that a customer may not meet the terms of a finance contracts with PrivatBank, or may otherwise fail to perform as agreed. A weaker economic environment, evidenced by, among other things, unemployment, underemployment and consumer bankruptcy filings, may affect some of such PrivatBank’s customers’ ability to make their scheduled payments. There can be no assurance that PrivatBank’s monitoring of credit risk, the taking and perfection of collateral and its efforts to mitigate credit risk are, or will be, sufficient to prevent an adverse effect on its financial condition and results of operations.

Relationships with Western Governments and Institutions

Historically, the Ukrainian economy has been dependent on external funding. As the Ukrainian economy has rapidly deteriorated, funding provided by the United States, the European Union and international institutions, such as the IMF has become increasingly important. Failure to secure further financing; any major changes in Ukraine’s relations with the Western governments and international institutions and the inability of Ukraine to repay existing funding may have negative effects on the national economy.

The Ukrainian government may declare a moratorium on payments under the external state and state-guaranteed debt obligations in the future and the consequences of a declaration of any such moratorium are difficult to predict

On 19 May 2015, the Parliament adopted the Law of Ukraine “On Peculiarities of Transactions with State, State-Guaranteed Debt and Local Debt” (the “Moratorium Law”) which became effective on 31 May 2015. The Moratorium Law is aimed at ensuring economic security of the state, protection of public interests and interests of the state in connection with repayment and servicing of certain external debt of the state or guaranteed by the state, as well as certain external debt of Kyiv City Council. The debt covered by the provisions of the Moratorium Law is listed in the schedule to the Moratorium Law and generally comprises the debt which is subject to the Debt Restructuring in connection with the EFF (excluding the debt of Ukreximbank, Public Joint Stock Company “The State Savings Bank of Ukraine” and the State Administration of Railway Transport of Ukraine (Ukrzaliznytsia)).

The Moratorium Law gives a right to the Cabinet of Ministers of Ukraine and Kyiv City Council to adopt a decision on suspension of payments under all or any of the relevant external debt obligations in connection with the Debt Restructuring. Suspension of payments may be introduced in relation to each such debt obligation for a period until its restructuring is effected.

In light of the difficult financial position of Ukraine, the Ukrainian government may adopt a decision to suspend payments under the external state and state guaranteed debt obligations at any time to protect the interests of its citizens and rapidly conclude its debt operation that meets the targets established by the IMF in the EFF. The consequences of a moratorium declared by such decision of the Ukrainian government in the future are difficult to predict.

NBU Resolution in relation to the Notes and the 2016 Notes

On 21 May 2015, the NBU adopted the PrivatBank’s NBU Resolution. Considering that PrivatBank’s payment obligations under its external debt obligations may result in a failure by PrivatBank to increase its capitalisation levels, PrivatBank’s NBU Resolution obliged PrivatBank to take measures to amend certain terms of the Notes and the 2016 Notes. This obligation was imposed on PrivatBank by the NBU as a result of the difficult economic situation in Ukraine, hostilities in certain regions of Ukraine, in order to prevent a deterioration in the financial condition of PrivatBank, to prevent a loss of solvency in connection with the performance by PrivatBank of its external debt obligations, to procure PrivatBank’s compliance with the NBU’s mandatory economic ratios, foreign exchange position limits and mandatory reserve requirements, to ensure the timely fulfilment by PrivatBank of its obligations to depositors and uninterrupted settlement operations, to preserve PrivatBank’s liquidity and to prevent negative effects on the Ukrainian banking system generally. The NBU further resolved that all future requests for financial support to PrivatBank will be considered taking into account the fulfilment by PrivatBank of the measures set forth above and Privatbank’s recapitalisation programme prepared following PrivatBank’s stress-testing.

If PrivatBank fails to comply with the mandatory economic ratios, the NBU may impose sanctions, including fines, restriction, suspension or termination of certain its operations or declare PrivatBank as problematic or insolvent. In particular, the NBU must declare a bank as problematic if, inter alia, (i) daily amount of the regulatory capital of such bank decreases by at least 5 per cent. below the mandatory requirement at least five times during a month; or (ii) capital adequacy ratio decreases by at least 5 per cent. below the mandatory requirement at least two times during a month. The NBU must declare a bank as insolvent if, inter alia, the amount of its regulatory capital or capital ratios decrease to one third of the minimum mandatory requirements, which might result in revocation of a banking licence and the bank ceasing to carry out its activities.

Temporary currency control restrictions introduced by the NBU limit PrivatBank’s ability to make prepayment of principal, interest and other amounts under the Loan Agreement, and any future restrictions may further affect PrivatBank’s ability to make payments under the Loan Agreement.

The NBU is empowered to define policies for, and regulate currency operations in, Ukraine, as well as to establish restrictions on currency operations, cross-border payments and repatriation of profits denominated in foreign currency in Ukraine.

During 2014 and 2015, the NBU has introduced a number of interim measures aimed at stabilising the foreign exchange market and preventing foreign currency outflow from the country. In particular, on 28 March 2014, the NBU prohibited the early repayment of principal and prepayment of interest and other amounts (including upon acceleration in case of default) by Ukrainian borrowers on foreign currency loans from non-resident lenders. Originally, the restriction was to remain in effect until 1 May 2014. However, the NBU extended the period of effectiveness of the restriction until 3 September 2015. No assurance can be given that the NBU will not extend the term of the restriction beyond the currently established termination date. As long as the NBU prepayment restriction remains effective, PrivatBank will be prevented from making early repayment of principal, interest and other amounts under the Loan Agreement. In addition, no assurance can be given that the NBU will not introduce further currency control restrictions that may affect PrivatBank’s ability to make payments under the Loan Agreement.

THE SOLICITATION

General

The Issuer, acting on behalf of and solely pursuant to instructions from PrivatBank, is soliciting the approval of the Noteholders, by way of the Extraordinary Resolution, of the Amendments. In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, PrivatBank is offering to the Noteholders (subject to the terms and conditions set out in this Memorandum), the Consent Fee. The Consent Fee shall be payable by the Issuer, subject to having received such amounts to or for the account of the Issuer from the Borrower.

Those Noteholders who hold Notes through the Clearing Systems and who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction as set out in this Memorandum but who wish to attend and vote at the Meeting in person may do so in accordance with the voting and quorum procedures as set out in this Memorandum and the Notice of Meeting. Such Noteholders will not be eligible to receive the Consent Fee notwithstanding that they may have voted in favour of the Extraordinary Resolution pursuant to the procedures in the Notice of Meeting.

It shall be a condition precedent of the Amendments taking effect that the amendments to the Loan Agreement introduced by the Supplemental Loan Agreement shall have been registered with the NBU.

In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Issuer to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Issuer pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Issuer will have no other financial obligation under the Notes.

The delivery of an Electronic Voting Instruction by a Noteholder will constitute a binding agreement between such Noteholder and the Issuer in accordance with the terms and subject to the conditions set out in this Memorandum and in the Electronic Voting Instruction. Such agreement will become binding upon receipt by the relevant Clearing System of a valid Electronic Voting Instruction.

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. Electronic Voting Instructions should not be sent to the Principal Paying Agent, the Tabulation Agent, the Trustee, the Solicitation Agent, the Issuer or PrivatBank.

Noteholders wishing to attend the Meeting in person may appoint a named individual or individuals (a “proxy”) by way of a form of proxy to vote in respect of the Notes held by such Noteholder at the Meeting.

Settlement

Subject to the Extraordinary Resolution having been passed at the Meeting and having become effective in accordance with its terms and the occurrence of the Effective Date, the Consent Fee will be transferred to Qualifying Noteholders on the Settlement Date, which (if the relevant Meeting is not adjourned) will be on or around 16 September 2015. Payment of the Consent Fee will be made or procured to be made by the Issuer.

The Solicitation Agent

PrivatBank has retained Commerzbank Aktiengesellschaft to act as solicitation agent in connection with the Solicitation (the “Solicitation Agent”).

Disclaimer of the Issuer, PrivatBank, the Trustee, the Principal Paying Agent, the Tabulation Agent and the Solicitation Agent

In accordance with normal practice, none of the Issuer, PrivatBank, the Trustee, the Principal Paying Agent, the Tabulation Agent or the Solicitation Agent expresses any opinion as to the merits of the Amendments or the Proposal. None of the Issuer, the Trustee, the Principal Paying Agent, the Tabulation Agent or the Solicitation Agent has been involved in formulating the Amendments or the Proposal or makes any representation that all relevant information has been disclosed to Noteholders in or pursuant to this Memorandum and/or the Notice of the Meeting. Accordingly, any Noteholder who is in doubt as to the impact of the implementation of the Amendments or the Proposal should seek their own legal and financial advice.

Amendment and Termination of the Solicitation and the Proposal

PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) reserve the right at any time prior to the Expiration Date or the Adjourned Expiration Date in respect of the Notes, as the case may be, to terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including to (i) amend the terms of the Proposal (except the Extraordinary Resolution) or the Solicitation; (ii) modify the form or amount of the Consent Fee (or the conditions relating to the payment thereof); (iii) terminate, amend or vary the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum; or (iv) amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notice of Meeting, subject in each such case to applicable law and the Trust Deed. If PrivatBank considers that any modification or amendment (excluding any material modification or amendment of the Extraordinary Resolution which may not be made during the Meeting notice period) is materially less favourable to Noteholders compared with the initial terms of the Proposal and Solicitation, (i) PrivatBank and the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) will give notice to Noteholders via a public announcement and specify a time period of not less than five London Business Days from the date of such announcement during which Noteholders will have the right to revoke their Electronic Voting Instructions, including the Electronic Voting Instructions submitted prior to the Expiration Date and (ii) the Expiration Date may be extended accordingly at the discretion of PrivatBank by the Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank).

Any such amendment, extension, modification or waiver will be followed as promptly as practicable by a public announcement thereof by or on behalf of PrivatBank and the Issuer (upon request by PrivatBank). In the event that the Proposal or the Solicitation is terminated, the Meeting will still be held; however, PrivatBank and the Issuer will not be obliged to pay or procure payment of the Consent Fee, whether or not the Extraordinary Resolution is passed.

VOTING AND QUORUM

Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System and must vote in accordance with the other procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent no later than the Expiration Time on the Expiration Date.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder or other intermediary must provide appropriate instructions to such intermediary in order to cause Electronic Voting Instructions to be delivered to the relevant Clearing System with respect to such Notes. Beneficial owners of Notes are urged to contact any such intermediary promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Expiration Time on the Expiration Date), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

Meeting Provisions

The provisions governing the convening and holding of the Meeting (the “Meeting Provisions”) are set out in Schedule 5 to the Trust Deed, copies of which are available for inspection as described herein. See “Documents Incorporated by Reference” above.

IMPORTANT: The Notes are currently in the form of a Permanent Global Note. The Permanent Global Note is held by a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes held through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the Meeting or appoint a proxy to do so in accordance with the procedures set out below.

Noteholders wishing to attend the Meeting in person may appoint a named individual or individuals (a “proxy”) by way of a form of proxy to vote in respect of the Notes held by such Holder at the Meeting.

A proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.

Submission of Electronic Voting Instructions (as defined below) by transmitting them or procuring their transmission to the relevant Clearing System represents a direction from the Beneficial Owner through his Accountholder for the Holder to require the relevant Principal Paying Agent to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Tabulation Agent or any one of its employees (as the Tabulation Agent shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting.

Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to attend and vote at the Meeting should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Holder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting.

In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.

An Accountholder whose Notes have been blocked will thus be able to:

(i)	appoint the Tabulation Agent or any one of its employees (as the Tabulation Agent shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting in favour of the Extraordinary Resolution; or
(ii)	appoint the Tabulation Agent or any one of its employees (as the Tabulation Agent shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting against the Extraordinary Resolution (each (i) and (ii), an “Electronic Voting Instruction”); or
(iii)	appoint a proxy other than the Tabulation Agent to attend the Meeting in person; or
(iv)	take no action.

Blocking of Accounts

Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his account and to hold the same to the order or under the control of the Principal Paying Agent.

Subject to the below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant Clearing System on the earliest of (i) the termination of the Proposal (subject to applicable law and the Trust Deed) or the Settlement Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant Clearing System; provided, however, in the case of (ii) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Issuer, the Trustee and PrivatBank of the necessary revocation of or amendment to such proxy.

Attending the Meeting and Voting in Person

Those Noteholders who hold Notes through the Clearing Systems and who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction as provided above but who wish to attend and vote at the Meeting may do so in accordance with the voting and quorum procedures set out below. Noteholders who wish to attend and vote at the Meeting will not be eligible to receive the Consent Fee notwithstanding that they may have voted in favour of the Extraordinary Resolution pursuant to the procedures in the Notice of Meeting.

The holder of a Note may require the Principal Paying Agent to issue a Block Voting Instruction (as defined in the Trust Deed) by arranging (to the satisfaction of the Principal Paying Agent) for such Note to be blocked in an account with a clearing system not later than 48 hours before the time fixed for the Meeting. The holder of a Note may require the Principal Paying Agent to issue a Block Voting Instruction by delivering to the Tabulation Agent electronic instructions not later than 48 hours before the time fixed for the Meeting.

Noteholders may appoint a named individual or individuals (a “proxy”) by way of a form of proxy to vote in respect of the Notes held by such Noteholder at the Meeting.

An Accountholder or Beneficial Owner wishing to attend and vote at the Meeting in person must produce at the Meeting either the Note(s), or a valid form of proxy issued by the Principal Paying Agent relating to the Note(s). An Accountholder not wishing to attend and vote at the Meeting in person may instruct the Principal Paying Agent to appoint a proxy, expected to be the Tabulation Agent, to attend and vote at the Meeting by submitting an Electronic Voting Instruction.

Delivery of Electronic Voting Instructions

Electronic Voting Instructions should not be delivered to PrivatBank, the Issuer, the Trustee, the Principal Paying Agent or the Solicitation Agent. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.

Form and Content of Electronic Voting Instructions

Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the Expiration Time on the Expiration Date.

Electronic Voting Instructions should clearly specify whether the Noteholder wishes to:

(i)	vote in favour of the Extraordinary Resolution; or
(ii)	vote against the Extraordinary Resolution.

Acceptance of Electronic Voting Instructions

Upon the terms and subject to the conditions contained in the Meeting Provisions and applicable law, the Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions, provided that no vote in respect of any Extraordinary Resolution pursuant to an Electronic Voting Instruction submitted by a Sanctions Restricted Person will be accepted or counted.

Representations, Warranties and Undertaking

By delivering Electronic Voting Instructions in accordance with the procedures as described above, a Noteholder submitting such Electronic Voting Instruction shall be deemed to agree, and acknowledge, represent, warrant and undertake, to PrivatBank, the Issuer, the Trustee, the Solicitation Agent and the Tabulation Agent the following at the time of delivery of such Electronic Voting Instructions, the Expiration Date, the Effective Date and at the time of settlement on the Settlement Date (if applicable) that:

(a)	it has received, reviewed and accepts the terms of the Solicitation;
(b)	it has received this Memorandum, and has reviewed and accepts the terms, conditions and other considerations and implications of the Solicitation, and has undertaken an appropriate analysis of the implications of the Solicitation without reliance on PrivatBank, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent;
(c)	it is assuming all the risks inherent in participating in the Solicitation and has undertaken all the appropriate analyses of the implications of the Solicitation without reliance on PrivatBank, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent;
(d)	it agrees and consents to the Notes being blocked in the relevant Clearing System;
(e)	in the case of Electronic Voting Instructions it acknowledges that the submission of valid Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System in favour of or against the Proposal in accordance with the standard procedures of the relevant Clearing System constitutes its written consent to, or written objection against, as the case may be, the Proposal and instruction to the Holder to require the Principal Paying Agent to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Tabulation Agent or any one of its employees (as the Tabulation Agent shall determine) as proxy to cast the votes corresponding to the Notes which are the subject of the Electronic Voting Instructions in favour of, or against, as the case may be, the Proposal as set out in the Extraordinary Resolution at the Meeting;
(f)	it shall indemnify PrivatBank, the Issuer, the Trustee, the Holder, the Solicitation Agent, the Principal Paying Agent and the Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the agreements, representations, warranties and/or undertakings given pursuant to, the Solicitation by any such Noteholder;
(g)	by blocking the Notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning the Accountholder’s identity to the Tabulation Agent (and for the Tabulation Agent to provide such details to PrivatBank, the Issuer, the Trustee, the Holder and the Solicitation Agent and their respective legal advisers);
(h)	it agrees to ratify and confirm each and every act or thing that may be done or effected by PrivatBank, the Issuer, the Trustee and any of their respective directors or any person nominated by PrivatBank, the Trustee or the Issuer in the proper exercise of his or her powers and/or authority hereunder;
(i)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by PrivatBank, the Trustee or the Issuer to be desirable, in each case to perfect any of the authorities expressed to be given hereunder;
(j)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;
(k)	it will, upon request, execute and deliver any additional documents and/or do such other things deemed by PrivatBank and the Issuer to be necessary or desirable to effect delivery of the Electronic Voting Instructions related to such Notes or to evidence such power and authority;
(l)	it holds and will hold, until the date of (but after) the Meeting or the Settlement Date, as the case may be, (or the prior termination or withdrawal of the Solicitation, if earlier), the Notes blocked in the relevant Clearing System and, in accordance with the requirements of the relevant Clearing System and by the deadline required by the relevant Clearing System, it has submitted, or has caused to be submitted, an Electronic Voting Instruction to the relevant Clearing System, as the case may be, to authorise the blocking of the submitted Notes with effect on and from the date thereof so that no transfers of such Notes may be effected until the date of (but after) the earlier of the termination of the Proposal (subject to applicable law and the Trust Deed) or the Settlement Date, as the case may be (or the prior termination or withdrawal of the Solicitation, if earlier);
(m)	it has observed the laws of all relevant jurisdictions, obtained all requisite governmental, exchange control or other required consents, complied with all requisite formalities and paid any issue, transfer or other taxes or requisite payments due from it, in each respect, in connection with the Solicitation, in any jurisdiction and that it has not taken or omitted to take any action in breach of these representations or which will or may result in PrivatBank or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Solicitation or any votes in respect of the Proposal;
(n)	no information has been provided to it by PrivatBank, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent or any of their respective affiliates, directors or employees with regard to the tax consequences to Noteholders or beneficial owners of the Notes arising from the receipt of the Consent Fee and it hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Solicitation and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against PrivatBank, the Issuer, the Trustee, the Solicitation Agent or the Tabulation Agent or any of their affiliates, directors or employees or any other person in respect of such taxes and payments;
(o)	it is not a person from whom it is unlawful to seek approval of the Amendments;
(p)	either (A) it is not (i) a person that is, or is owned or controlled by a person that is, described or designated as a “specially designated national” or “blocked person” in the most current U.S. Treasury Department list of “Specially Designated National and Blocked Persons” (which can be found at http://sdnsearch.ofac.treas.gov/); or (ii) currently the target of, or in violation of, any sanctions under (x) the laws and regulations that have been officially published and are administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State), or any enabling legislation or executive order relating thereto; or (y) any equivalent sanctions or measures officially published and imposed by the European Union, Her Majesty’s Treasury, the United Nations Security Council or any other relevant sanctions authority, including sanctions imposed against certain states, organisations and individuals under the European Union’s Common Foreign & Security Policy (together, the “Sanctions”) or (B) it is a person who is listed under Directive 1 as amended under Executive Order 13662 of OFAC and Council Regulation (EU) No 833/2014 (as amended by Council Regulation (EU) No 960/2014) or under any other sectoral sanctions for the time being applied by any such sanctions authority, and it confirms that the dealing or transaction does not, did not and will not result in a violation of any Sanctions; and
(q)	the terms and conditions of the Solicitation shall be deemed to be incorporated in, and form a part of, the Electronic Voting Instruction which shall be read and construed accordingly and that the information given by or on behalf of such Noteholder in the Electronic Voting Instruction is true and will be true in all respects at the time of the Meeting (and any adjourned Meeting).

If the Noteholder is unable to give any of the representations and warranties described in (a) to (q) above, such Noteholder should contact the Solicitation Agent.

PrivatBank’s and the Issuer’s Interpretation Final

PrivatBank’s and the Issuer’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding. No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted. Unless waived by PrivatBank and the Issuer, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System. None of the Issuer, PrivatBank, the Trustee, the Principal Paying Agent, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification. Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by PrivatBank and the Issuer in their sole discretion, which determination shall be conclusive and binding. PrivatBank and the Issuer reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of PrivatBank, the Issuer or their respective counsel, be unlawful. PrivatBank and the Issuer also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

For the avoidance of doubt, PrivatBank may appoint an agent to act on its behalf in connection with the exercise of its rights described above, but is not under an obligation to do so. Any such appointment will be at PrivatBank’s sole discretion and, if made, can be terminated and/or modified at any time.

Required Quorum

The quorum required at the Meeting shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) representing or holding not less than the Relevant Fraction (being for this purpose two thirds) of the aggregate principal amount of the outstanding Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting (unless the Issuer (upon the instruction of PrivatBank), the Borrower and the Trustee otherwise agree in relation to the Meeting) shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such place as the chairman determines (with the approval of the Trustee). No Meeting may be adjourned more than once for want of a quorum. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and such notice shall contain the quorum requirements which will apply when the Meeting resumes.

At any adjourned Meeting, the quorum shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed representing or holding not less than the Relevant Fraction (being for this purpose one third) of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.

Required Majority

To be passed in relation to the Notes, the Extraordinary Resolution must be passed at the Meeting duly convened and held in accordance with the provisions of Schedule 5 to the Trust Deed by a majority of not less than three-quarters of the votes cast.

Voting at the Meeting

Except where the proviso to paragraph 7 (Quorum) of the provisions of Schedule 5 to the Trust Deed applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the Meeting for any other business as the chairman directs.

On a show of hands every Voter shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

Revocation of Voting Instructions

Noteholders who have submitted Electronic Voting Instructions prior to the Expiration Time on the Expiration Date have a right to revoke such instruction up until the Expiration Time on the Expiration Date but not thereafter unless otherwise required by law or permitted by the Trust Deed (as applicable), by submitting a Revocation Instruction to the relevant Clearing System. Electronic Voting Instructions submitted prior to the Expiration Time on the Expiration Date will be irrevocable following that time.

If, after the Expiration Date the Issuer is required by law to permit revocation, then any Electronic Voting Instruction previously submitted may be validly revoked by submitting a Revocation Instruction to the extent required by law.

Any Noteholder who revokes its Electronic Voting Instruction and does not subsequently validly vote in favour of the Extraordinary Resolution via an Electronic Voting Instruction (not revoked) or who votes by attending the Meeting and voting in person will not be entitled to receive the Consent Fee.

Consequences of the Extraordinary Resolution being Approved

If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting.

Governing Law and Jurisdiction

The terms of the Solicitation, including without limitation each Electronic Voting Instruction and any non-contractual obligations arising out of or in connection with the Solicitation and/or any Electronic Voting Instruction, shall be governed by and construed in accordance with English law. By submitting an Electronic Voting Instruction, a Noteholder irrevocably and unconditionally agrees for the benefit of PrivatBank, the Issuer, the Trustee, the Solicitation Agent and the Tabulation Agent that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Solicitation and/or any Electronic Voting Instruction (or any non-contractual obligations arising out of or in connection therewith) and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

GENERAL/CONTACT DETAILS

Any questions regarding the terms of the Proposal or the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

Commerzbank Aktiengesellschaft
Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

The Principal Paying Agent is:

DEUTSCHE BANK AG, LONDON BRANCH
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom

APPENDIX: FORM OF NOTICE OF THE MEETING

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.

THE SOLICITATION IS BEING SENT TO U.S. HOLDERS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, THE SOLICITATION HAS NOT BEEN AND WILL NOT BE REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAW OF ANY STATE OR JURISDICTION OF THE UNITED STATES. NEITHER THE SEC NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF ANY NOTES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES.

THE SOLICITATION WILL BE SUBMITTED TO NOTEHOLDERS IN THE UNITED STATES PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 802 THEREUNDER (“RULE 802”). ANY NEW SECURITIES DEEMED TO BE ISSUED PURSUANT TO THE SOLICITATION WILL BE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) UNDER THE SECURITIES ACT TO THE SAME EXTENT AND PROPORTION AS THE EXISTING NOTES. IN ACCORDANCE WITH RULE 802 WITH RESPECT TO ANY SECURITIES DEEMED TO BE ISSUED IN CONNECTION WITH THE SOLICITATION, THE ISSUER WILL SUBMIT TO THE SEC ANY INFORMATIONAL DOCUMENT DISSEMINATED TO NOTEHOLDERS IN CONNECTION WITH THE SOLICITATION.

THE SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE PRIVATBANK AND THE ISSUER (AS DEFINED BELOW) AND ALL OF THEIR RESPECTIVE OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT'S JUDGMENT.

YOU SHOULD BE AWARE THAT PRIVATBANK OR ANY OF ITS SUBSIDIARIES MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE SOLICITATION, SUCH AS IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTHING IN THE MEMORANDUM OR IN ANY OTHER DOCUMENTS, INFORMATION OR COMMUNICATIONS RELATED TO THE NOTES SHALL BE INTERPRETED AS CONTAINING ANY OFFER OR INVITATION TO, OR SOLICITATION OF, ANY SUCH CIRCULATION, DISTRIBUTION, PLACEMENT, SALE, PURCHASE OR OTHER TRANSFER OR ADVERTISEMENT IN UKRAINE.

NOTICE OF MEETING

UK SPV CREDIT FINANCE PLC
(the “Issuer”)

(incorporated in England and Wales)

in respect of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”) issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”
(“PRIVATBANK” or the “Borrower”)

(incorporated in Ukraine as public joint stock company)

ISIN: XS0543744535 Common Code: 054374453

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 to the Trust Deed (as defined below) constituting the Notes and made between the Issuer and the Trustee as trustee for the Noteholders, a Meeting of the Noteholders (the “Meeting”) will be held on 7 September 2015 at the offices of Linklaters LLP at One Silk Street, EC2Y 8HQ, London, United Kingdom, at 4.00 p.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which (with the exception of the italicised wording below) will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. A Noteholder may do any one (but not more than one) of the following:

(i)	vote in favour of the Extraordinary Resolution by voting or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date in favour of the Extraordinary Resolution and be eligible to receive the Consent Fee; or
(ii)	vote against the Extraordinary Resolution by voting, or communicating voting instructions by way of Electronic Voting Instructions by the Expiration Time on the Expiration Date, against the Extraordinary Resolution; or
(iii)	attend and vote in favour or against the Extraordinary Resolution at the Meeting in person in accordance with the procedures set out in this Notice of Meeting, provided that those Noteholders who wish to attend and vote at the Meeting in person will not be eligible to receive the Consent Fee; or
(iv)	take no action in respect of the Extraordinary Resolution.

Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Memorandum (as defined below).

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the outstanding U.S.$ 200,000,000 9.375 per cent. Loan Participation Notes due 2015 (the “Notes”) issued by but without recourse to, UK SPV Credit Finance plc (the “Issuer”) for the sole purpose of funding a loan to PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” (“PrivatBank” or the “Borrower”) pursuant to a loan agreement between the Issuer and PrivatBank dated 17 September 2010 (the “Loan Agreement”) and constituted by a trust deed dated 24 September 2010 between the Issuer and Deutsche Trustee Company Limited (the “Trustee”) (the “Trust Deed”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

(1)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the modification of the Loan Agreement by way of a supplemental loan agreement in the manner set out in the draft supplemental loan agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the Issuer and PrivatBank (the “Supplemental Loan Agreement”), and in particular the amendment of the Loan Agreement by:
(i)	modifying Clause 1.1 (Definitions) thereof by deleting the definitions of “Agency Agreement”, “Interest Payment Date”, “Interest Rate”, “Notes” and “Repayment Date” and replacing them with the following:

““Agency Agreement” means the paying agency agreement relating to the Notes dated 24 September 2010 between the Lender (as issuer of the Notes), the Trustee and the Principal Paying Agent as amended from time to time;

“Interest Payment Date” means 23 March and 23 September in each year in which the Loan remains outstanding, and the Repayment Date (being the last Interest Payment Date);

“Interest Rate” means 10.25 per cent.;

“Notes” means the outstanding U.S.$200,000,000 10.25 per cent. Notes due 2016 (extendable to 2018) issued by the Lender pursuant to the Trust Deed on 24 September 2010 for the sole purpose of financing the Loan;

“Repayment Date” means 15 January 2016 or, if such day is not a Business Day, the next succeeding Business Day, unless the 2016 Notes Restructuring has occurred and notice of occurrence is given by the Lender under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, in which case it shall mean 23 January 2018 or, if such day is not a Business Day, the next succeeding Business Day;”

(ii)	modifying Clause 1.1 (Definitions) thereof by adding the following definition of “2016 Notes”, “2016 Notes Restructuring”, “Amended Drawdown Date”, “Amortisation Amount”, “Amortisation Date”, “Effective Date”, “First Interest Payment Date”, “First Interest Period” and “Last Interest Period”:

““2016 Notes” means the U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc for the sole purpose of funding a subordinated loan to the Borrower;

“2016 Notes Restructuring” means the amendments to the terms and conditions of the 2016 Notes as a result of which the maturity of the 2016 Notes and the loan agreement in respect of the 2016 Notes is extended to 9 February 2021 (or any subsequent date). For the avoidance of doubt the 2016 Notes Restructuring may also include any other amendments to the 2016 Notes, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the National Bank of Ukraine;

“Amended Drawdown Date” means the Effective Date;

“Amortisation Amount” has the meaning given to it in Clause 6A;

“Amortisation Date” has the meaning given to it in Clause 6A;

“Effective Date” means the date of execution and delivery of a supplemental trust deed between the Lender and the Trustee relating to the Notes, subject to the registration of amendments to this Loan Agreement introduced by a supplemental loan agreement between the Borrower and the Lender dated [●] 2015 (the “Supplemental Loan Agreement”) with the NBU;

“First Interest Payment Date” means 23 September 2015;

“First Interest Period” means the period beginning on and including the Amended Drawdown Date and ending on (but excluding) the First Interest Payment Date;

“Last Interest Period” means if the Repayment Date falls on 15 January 2016 (or, if such day is not a Business Day, the next succeeding Business Day), the period beginning on and including 23 September 2015 and ending on (but excluding) the Repayment Date or, when the Repayment Date falls on 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), the period beginning on and including 23 September 2017 and ending on (but excluding) the Repayment Date;”

(iii)	deleting Clause 4 (Interest Periods) and replacing it with the following:

“4 Interest Periods

The period for which the Loan is outstanding shall be divided into successive semi-annual periods (except for the First Interest Period and the Last Interest Period), each of which (other than the First Interest Period, which shall commence on (and shall include) the Amended Drawdown Date and the Last Interest Period which shall end on (but shall exclude) the Repayment Date) shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the first, or the next following, Interest Payment Date (each, an “Interest Period”).”

(iv)	deleting Clause 5.1 (Payment of Interest), Clause 5.2 (Calculation of Interest) and Clause 5.3 (Calculation of Additional Interest) and replacing them with the following:

“5.1 Payment of Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to each Interest Payment Date (including the First Interest Payment Date), in respect of the relevant Interest Period, pay (a) to the Account accrued and unpaid interest (calculated to but excluding the last day of the relevant Interest Period, which in the case of the First Interest Period shall be the First Interest Payment Date and in the case of the Last Interest Period shall be the Repayment Date) on the outstanding principal amount of the Loan calculated in accordance with Clause 5.2 (Calculation of Interest); and (b) to the Profit Account additional interest calculated in accordance with Clause 5.3 (Calculation of Additional Interest).

5.2 Calculation of Interest

The Borrower will pay interest semi-annually (other than with respect to the First Interest Period and the Last Interest Period) in U.S. dollars to the Account on the outstanding principal amount of the Loan at the rate of 10.25 per cent. per annum (the “Interest Rate”). Interest shall accrue from day to day, starting from (and including) the Amended Drawdown Date to (but excluding) the Repayment Date. The amount of interest payable in respect of the Loan for any Interest Period (other than the First Interest Period and the Last Interest Period) shall be calculated by applying the Interest Rate to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period and the Last Interest Period), it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. If, pursuant to Clause 6A (Amortisation), the outstanding principal amount of the Loan is partially repaid during an Interest Period, the amount of interest payable in respect of the Loan for such Interest Period will be adjusted to reflect such repayment so that the relevant amount of interest is determined by reference to (i) the outstanding principal amount of the Loan before such partial repayment and (ii) the outstanding principal amount of the Loan following such partial repayment and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with interest calculations based on the number of days before and after the outstanding principal amount of the Loan was partially repaid.

5.3 Calculation of Additional Interest

The Borrower will pay additional interest semi-annually (other than with respect to the First Interest Period and the Last Interest Period) in U.S. dollars to the Profit Account on the outstanding principal amount of the Loan at the rate per annum of 0.0048 per cent. Additional interest shall accrue from day to day, starting from (and including) the Amended Drawdown Date to (but excluding) the Repayment Date. The amount of additional interest payable in respect of the Loan for any Interest Period (other than the First Interest Period and the Last Interest Period) shall be calculated by applying 0.0048 per cent. to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If additional interest is required to be calculated for any other period, (including the First Interest Period and the Last Interest Period) it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. If, pursuant to Clause 6A (Amortisation), the outstanding principal amount of the Loan is partially repaid during an Interest Period, the amount of additional interest payable in respect of the Loan for such Interest Period will be adjusted to reflect such repayment so that the relevant amount of additional interest is determined by reference to (i) the outstanding principal amount of the Loan before such partial repayment and (ii) the outstanding principal amount of the Loan following such partial repayment and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with additional interest calculations based on the number of days before and after the outstanding principal amount of the Loan was partially repaid.”

(v)	inserting the following Clause 5.5 (Payment of Accrued Interest) directly after Clause 5.4 (Assumption when Calculating Interest):

“5.5 Payment of Accrued Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall pay to the Lender, not later than 10.00 a.m. (New York City time) two Business Days prior to the First Interest Payment Date all accrued and unpaid interest on the outstanding principal amount of the Loan in accordance with Clause 5.2 (Calculation of Interest) at the rate of 9.375 per cent. per annum as well as all accrued and unpaid additional interest on the outstanding principal amount of the Loan in accordance with Clause 5.3 (Calculation of Additional Interest) at the rate of 0.0048 per cent. per annum, in each case from and including the last date on which a payment of interest was made (being 23 March 2015) up to (but excluding) the Effective Date.”;

(vi)	deleting Clause 6.1 (Repayment) and replacing it with the following:

“6.1 Repayment

In the event that (a) the 2016 Notes Restructuring has not occurred or (b) the 2016 Notes Restructuring has occurred, but no notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the occurrence of one of the events set out in (i) or (ii) of Clause 6.1A has been given by the Lender in accordance with the Trust Deed, in each case on or before 5 January 2016, as set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to the Repayment Date, the Repayment Date shall in this case, for the avoidance of doubt, be 15 January 2016 (or, if such day is not a Business Day, the next succeeding Business Day), repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest) pay all interest accrued in respect of the last Interest Period (calculated to the Repayment Date) to the Account. In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Lender in accordance with the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, as set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to the Repayment Date which in this case shall, for the avoidance of doubt, be 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest) pay all interest accrued in respect of the last Interest Period (calculated to the Repayment Date) to the Account.”

(vii)	inserting the following Clause 6.1A (2016 Notes Restructuring Notification) directly after Clause 6.1 (Repayment):

“The Borrower shall notify the Lender (with a copy to the Trustee and the Principal Paying Agent) (i) immediately upon its determination that the 2016 Notes Restructuring has occurred on or before 4 January 2016 (in the form as set out in Schedule 4 of the Loan Agreement); or (ii) on 4 January 2016 that the 2016 Notes Restructuring has not occurred, as the case may be. A certificate addressed to the Lender (with a copy to the Trustee and the Principal Paying Agent) signed on behalf of the Borrower by two officers of the Borrower (at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower) confirming the occurrence of one of the events in (i) or (ii) above, shall in the absence of manifest error, be conclusive evidence of the occurrence of such events.”

(viii)	inserting the following Clause 6A (Amortisation) immediately after Clause 6 (Repayment and Prepayment):

“6A Amortisation

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Lender under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously repaid or prepaid, the Borrower shall repay the Loan as set out in Clause 17.1 (Payments to the Lender) in six instalments not later than 10.00 a.m. (New York City time) two Business Days prior to each amortisation date specified in column A below (each an ‘‘Amortisation Date”) at the related amortisation amount specified in column B below and calculated as at the relevant Amortisation Date (each an “Amortisation Amount’’). The outstanding principal amount of the Loan shall be reduced by the Amortisation Amount for all purposes with effect from the relevant Amortisation Date such that the outstanding aggregate principal amount of the Loan following such reduction shall be as specified in column C below, unless the payment of the relevant Amortisation Amount is improperly withheld or refused. In such a case, the relevant principal amount will remain outstanding until the day on which all sums due in respect of the Loan up to that day are received by or on behalf of the Lender. The Loan shall be finally repaid on the Repayment Date falling on 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), at its final Amortisation Amount (together with any outstanding interest or additional amounts).

Amortisation Date (A)	Amortisation Amount (B)	Outstanding Aggregate Amount of the Notes (C)
23 August 2016	20 per cent. of the outstanding principal amount of the Loan	80 per cent. of the outstanding principal amount of the Loan
23 February 2017	20 per cent. of the outstanding principal amount of the Loan	60 per cent. of the outstanding principal amount of the Loan
23 May 2017	15 per cent. of the outstanding principal amount of the Loan	45 per cent. of the outstanding principal amount of the Loan
23 August 2017	15 per cent. of the outstanding principal amount of the Loan	30 per cent. of the outstanding principal amount of the Loan
23 November 2017	15 per cent. of the outstanding principal amount of the Loan	15 per cent. of the outstanding principal amount of the Loan
23 January 2018	15 per cent. of the outstanding principal amount of the Loan	U.S.$0

In this Agreement references to ‘‘principal’’ shall, unless the context requires otherwise, be deemed to include any Amortisation Amount.”;

(ix)	deleting Clause 23 (Law, Jurisdiction and Arbitration) and replacing it with the following:

“23. Law and Arbitration

23.1 Governing Law

This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

23.2 Arbitration

The parties irrevocably agree that any dispute arising out of or in connection with this Loan Agreement, including a dispute as to the validity, existence or termination of this Loan Agreement or the consequences of its nullity and/or this Clause 23.2 (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

23.3 Service of Process

The Borrower agrees that the service of process relating to any Dispute in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.”

(x)	deleting Clause 25.2 (Maximum Interest Rate) and replacing it with the following:

“25.2 Maximum Interest Rate

25.2.1	Notwithstanding any other provisions hereof to the contrary (but subject to Clause 25.2.2 below), if and to the extent required by the mandatory provisions of the regulations of the NBU governing the registration of loan agreements between Ukrainian borrowers and foreign lenders (and only until such requirement is in effect), the aggregate amount of all payments payable by the Borrower under this Agreement for the use of the Loan (i.e., all payments made by the Borrower pursuant to this Agreement other than repayments of the principal amount of the Loan, including, but not limited to, interest payments, fees and indemnity payments) shall not exceed the amount calculated by reference to the maximum interest rate established by the NBU for foreign currency loans from non-residents and effective at the date of registration of this Agreement or (if and to the extent required by the applicable regulations of the NBU) amendments to this Agreement with the NBU. For the avoidance of doubt, any application of this requirement shall not limit the rights of the Lender (and/or the Trustee, as applicable) under Clause 14.1 (Failure to Pay) or Clause 14.11 (Acceleration) of this Agreement.
25.2.2	Notwithstanding the provisions of Clause 25.2.1 above, the amount of fees payable by the Borrower to the Lender in connection with the amendments introduced by the Supplemental Loan Agreement shall (in the amount not exceeding 2.0 per cent. of the principal amount of the Loan outstanding as at the date of payment of such fees) be excluded from the calculation of the payments payable by the Borrower under this Agreement for the use of the Loan for the purposes of Clause 25.2.1 above.”

The Supplemental Loan Agreement shall be substantially in the form of the draft submitted to the Meeting and, subject to the passing of the Extraordinary Resolution, shall be entered into not later than 1 Business Day after the date of the Meeting. The Supplemental Loan Agreement shall then be presented to the NBU for registration of amendments introduced thereby to the Loan Agreement, completion of such registration being a condition precedent to the Supplemental Loan Agreement becoming effective.

(2)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the modification of the Trust Deed by way of a supplemental trust deed in the manner set out in the draft supplemental trust deed which, if this Extraordinary Resolution is duly passed, will be entered into between the Issuer and the Trustee (the “Supplemental Trust Deed”), and in particular the amendment of the Trust Deed by:
(i)	deleting all references to “Loan Participation Notes due 2015” and replacing them with “Loan Participation Notes due 2016 (extendable to 2018)”;
(ii)	deleting all references to “9.375 per cent.” and replacing them with “10.25 per cent.”;
(iii)	deleting all references to “23 September 2015” and replacing them with “15 January 2016 (subject to the extension of the Notes)”;
(iv)	deleting the fourth paragraph of Schedule 1 of the Trust Deed and replacing it with the following:

“together with any applicable premium and with interest on such principal sum at the rate of 10.25 per cent. per annum from (and including) [Effective Date] 2015 to (but excluding) 23 January 2016 (subject to extension of the Notes in accordance with Condition 6.1) payable in arrear on each Interest Payment Date, subject to and in accordance with the Conditions and together with any accrued and unpaid interest on such principal sum at the rate of 9.375 per cent. per annum from (and including) 23 March 2015 up to (but excluding) [Effective Date] 2015, payable in arrear on the First Interest Payment Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed.”

(v)	deleting Clause 2.6 thereof (Redemption) and replacing it with the following:

“2.6 Redemption

2.6.1	In the event that the 2016 Notes Restructuring (as defined in the Loan Agreement) has occurred, and notice thereof has been given by the Issuer to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously prepaid or repaid, the Borrower will be required to repay the Loan (together with any outstanding interest or additional amounts) in six instalments on each Amortisation Date at the related Amortisation Amount (each as defined in the Loan Agreement) and, subject to such repayment, such amount of the Notes then remaining outstanding as is equal to the aggregate principal amount of the Loan to be repaid by the Borrower will on that date be redeemed or repaid by the Issuer at the principal amount thereof.
2.6.2	If the Loan should become prepayable or repayable (and be prepaid or repaid), otherwise than as provided in sub-Clause 2.6.1 above, pursuant to the Loan Agreement prior to the Redemption Date, all Notes then remaining outstanding shall thereupon become due and redeemable or repayable in accordance with the Conditions.”
(vi)	inserting the following Clause 15.4A (2016 Notes Restructuring Notification) immediately after Clause 15.4 (Notice of Events):

“The Issuer shall as soon as reasonably practicable on receipt of the notice from the Borrower in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement, give notice in writing (in the form as set out in the Trust Deed) to the Trustee and the Principal Paying Agent and the Noteholders in accordance with Condition 15 that is has received notice from the Borrower of the occurrence of, or a failure to occur of, the 2016 Notes Restructuring and deliver to the Trustee and the Principal Paying Agent a copy of the certificate of the Borrower provided in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement and the Trustee shall accept and rely on such certificate without any further enquiry as sufficient evidence of such matters, in which event such certificate will be final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders).”

(3)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the modification of the Conditions of the Notes, by amending Schedule 4 of the Trust Deed, by:
(i)	deleting all references to “Loan Participation due 23 September 2015” and replacing them with “Loan Participation Notes due 23 January 2016 (extendable to 2018)”.
(ii)	deleting all references to “9.375 per cent.” and replacing them with “10.25 per cent.”.
(iii)	deleting Condition 5 and replacing it with the following:

“5 Interest

On each Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to the Loan Agreement, which interest under the Loan Agreement is equal to 10.25 per cent. per annum as set out in Clause 5.2 (Calculation of Interest) of the Loan Agreement (the “Rate of Interest”).

Interest shall accrue from day to day, starting from (and including) the Interest Commencement Date to (but excluding) the Redemption Date. The amount of interest payable on an Interest Payment Date (other than on the First Interest Payment Date and the Redemption Date) shall be calculated by applying the Rate of Interest to the aggregate outstanding principal amount of the Notes, dividing the product by two and rounding the resultant figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period and the Last Interest Period), it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, in the case of an incomplete month, the number of days elapsed. If, pursuant to Condition 6.2A (Amortisation Redemption), the outstanding principal amount of the Notes is partially redeemed during an Interest Period, the amount of interest payable in respect of the Notes for such Interest Period will be adjusted to reflect such redemption so that the relevant amount of interest is determined by reference to (i) the outstanding principal amount of the Notes before such partial redemption and (ii) the outstanding principal amount of the Notes following such partial redemption and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with interest calculations based on the number of days before and after the outstanding principal amount of the Notes was partially redeemed.

On the First Interest Payment Date (or such later date as amounts equivalent to amounts of interest are received from the Bank) the Issuer shall account to the Noteholders and/or Couponholders for an amount equivalent to amounts of interest actually received by or for the account of the Issuer pursuant to Clause 5.5 (Payment of Accrued Interest) of the Loan Agreement, which interest under the Loan Agreement represents all accrued and unpaid interest on the outstanding principal amount of the Loan in accordance with Clause 5.2 (Calculation of Interest) of the Loan Agreement at the rate of 9.375 per cent. per annum from and including the last date on which a payment of interest was made (being 23 March 2015) up to (but excluding) the Effective Date and calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. In this Condition 5:

“Effective Date” means [Subject to the Extraordinary Resolutions having been passed and subject to registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, the date on which the Supplemental Loan Agreement, the Supplemental Trust Deed and the Supplemental Agency Agreement shall become effective] 2015.

“First Interest Payment Date” means 23 September 2015;

“First Interest Period” means the period beginning on and including the Interest Commencement Date and ending on (but excluding) the First Interest Payment Date;

“Interest Commencement Date” means the Effective Date;

“Interest Period” means successive semi-annual periods (except for the First Interest Period and the Last Interest Period), each of which shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the First Interest Payment Date, or the next following, Interest Payment Date (each, an “Interest Period”);

“Interest Payment Date” means 23 March and 23 September of each year, and the Redemption Date (being the last Interest Payment Date) commencing on the First Interest Payment Date; and

“Last Interest Period” means when the Redemption Date falls on 23 January 2018 (or, if such day is not a business day, the next succeeding business day), the period beginning on and including 23 September 2017 and ending on (but excluding) the Redemption Date or, if the Redemption Date falls on 15 January 2016 (or, if such day is not a business day, the next succeeding business day), the period beginning on and including 23 September 2015 and ending on (but excluding) the Redemption Date;”;

(iv)	deleting the first sentence of Condition 6.1 and replacing it with the following:

“All the Notes will be redeemed at their outstanding principal amount together with accrued interest on 15 January 2016 or, if such day is not a business day, the next succeeding business day (the “Redemption Date”), unless the 2016 Notes Restructuring (as defined in the Loan Agreement) has occurred and notice of such occurrence is given by the Issuer under the Trust Deed (in the form as set out in Schedule 13 to this Trust Deed) to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, in which case the Redemption Date shall, for the avoidance of doubt, mean 23 January 2018 or, if such day is not a business day, the next succeeding business day. In the event that (a) the 2016 Notes Restructuring has not occurred or (b) the 2016 Notes Restructuring has occurred, but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the occurrence or failure to occur of the 2016 Notes Restructuring, in each case on or before 5 January 2016, the Redemption Date will, for the avoidance of doubt, remain to be 15 January 2016 or, if such day is not a business day, the next succeeding business day.

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously prepaid or repaid under Condition 6 (Redemption and Purchase) or Condition 13 (Enforcement), the Notes will be redeemed at their outstanding principal amount together with accrued interest as provided in Condition 6.2A (Amortising Redemption) with the final Amortisation Date being 23 January 2018 or, if such day is not a business day, the next succeeding business day. The Trustee shall accept and rely on such notice without any further enquiry as sufficient evidence of such matters, in which event such certificate will be final, conclusive and binding on the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders.”

(v)	inserting the following Condition 6.2A immediately after Condition 6.2 (Mandatory Redemption):

“6.2A Amortising Redemption

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously redeemed or purchased and cancelled, the Notes will be redeemed by the Issuer in six instalments on each amortisation date specified in column A below (each an ‘‘Amortisation Date’’) at the related amortisation amount specified in column B below and calculated as at the relevant Amortisation Date (each an ‘‘Amortisation Amount’’). The outstanding principal amount of the Notes shall be reduced by the Amortisation Amount for all purposes with effect from the relevant Amortisation Date such that the outstanding aggregate principal amount of the Notes following such reduction shall be as specified in column C below, unless the payment of the relevant Amortisation Amount is improperly withheld or refused. In such a case, the relevant principal amount will remain outstanding until whichever is the earlier of (a) the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Noteholders and (b) seven days after the Trustee or the Principal Paying Agent has notified the Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is a failure in the subsequent payment to the relevant holders under these Conditions). The Notes shall be finally redeemed on 23 January 2018 (or, if such a day is not a business day, the next succeeding business day), at their final Amortisation Amount (together with any outstanding interest or additional amounts).

Amortisation Date (A)	Amortisation Amount (B)	Outstanding Aggregate Amount of the Notes (C)
23 August 2016	20 per cent. of the outstanding aggregate principal amount of the Notes	80 per cent. of the outstanding aggregate principal amount of the Notes
23 February 2017	20 per cent. of the outstanding aggregate principal amount of the Notes	60 per cent. of the outstanding aggregate principal amount of the Notes
23 May 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	45 per cent. of the outstanding aggregate principal amount of the Notes
23 August 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	30 per cent. of the outstanding aggregate principal amount of the Notes
23 November 2017	15 per cent. of the outstanding aggregate principal amount of the Notes	15 per cent. of the outstanding aggregate principal amount of the Notes
23 January 2018	15 per cent. of the outstanding aggregate principal amount of the Notes	U.S.$0

In these Conditions, references to ‘‘principal’’ shall, unless the context requires otherwise, be deemed to include any Amortisation Amount.”;

The Supplemental Trust Deed shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(4)	assents to and approves, authorises, directs and empowers the Trustee to agree to, the modification of the Agency Agreement by way of a supplemental agency agreement in the manner set out in the draft supplemental agency agreement which, if this Extraordinary Resolution is duly passed, will be entered into between the Issuer, Deutsche Bank AG, London Branch and the Trustee (the “Supplemental Agency Agreement”), and in particular the amendment of the Agency Agreement by:
(i)	deleting all references to “Loan Participation Notes due 2015” and replacing them with “Loan Participation Notes due 2016 (extendable to 2018)”;
(ii)	deleting all references to “9.375 per cent.” and replacing them with “10.25 per cent.”.

The Supplemental Agency Agreement shall be substantially in the form of the draft submitted to the Meeting and subject to the passing of the Extraordinary Resolution and the registration of amendments to the Loan Agreement introduced by the Supplemental Loan Agreement with the NBU being complete, will be entered into on the Effective Date.

(5)	authorises, directs and empowers the Trustee to agree all other such modifications to the Loan Agreement, the Conditions of the Notes, the Trust Deed and the Agency Agreement as are necessary and/or expedient to the modifications set out in paragraphs (1) to (4) of this Extraordinary Resolution.
(6)	authorises the Trustee to concur in and execute all such deeds, instruments, acts and things that may be necessary, appropriate or desirable in the opinion of the Trustee to carry out and give effect to this Extraordinary Resolution and the implementation of the amendments and modifications referred to in paragraphs (1) to (4) of this Extraordinary Resolution.
(7)	assents to and approves, authorises, directs and empowers the Trustee to agree to the amendments and modifications referred to in paragraphs (1) to (4) of this Extraordinary Resolution and, in order to give effect to them, to execute and deliver the Supplemental Trust Deed to effect the amendments and modifications referred to in paragraphs (1) to (4) of this Extraordinary Resolution in the form of the draft produced to this Meeting and for the purpose of identification signed by the chairman thereof, with such amendments (if any) thereto as the Trustee shall require or agree to and concur in, and to execute and do, all such other deeds, instruments, acts and things as may be necessary to carry out and give effect to this Extraordinary Resolution.
(8)	discharges and exonerates the Issuer, the Trustee, the Principal Paying Agent, the Tabulation Agent and the holder of the Notes from all liability for which it or they may have become or may become liable under the Trust Deed or the Notes in respect of any act or omission including, without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraphs (1) to (4) of this Extraordinary Resolution or the implementation of those amendments and modifications.
(9)	sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Issuer, or of the Issuer against the Borrower whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from the amendments and modifications referred to in paragraphs (1) to (4) of this Extraordinary Resolution, provided that for the avoidance of doubt nothing shall affect the status of the Notes as limited recourse obligations of the Issuer as set out in Condition 2.2.
(10)	acknowledged and declared that unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed, the Loan Agreement, the Agency Agreement and the Consent Solicitation Memorandum relating to the Notes dated 21 August 2015 (the “Memorandum”).
(11)	ACKNOWLEDGED AND DECLARED THAT THE IMPLEMENTATION OF THE AMENDMENTS REFERRED TO IN THIS EXTRAORDINARY RESOLUTION IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THIS EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.”

SEE “RISK FACTORS - THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Background

PrivatBank is soliciting consents to amend the Conditions as more fully described in the Memorandum, a copy of which is available as indicated below.

Among other things, PrivatBank has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, Trust Deed and the Agency Agreement to take effect on the Effective Date:

1.	The extension of the repayment date of the Loan from 23 September 2015 to 15 January 2016, and the corresponding extension of the final maturity date of the Notes from 23 September 2015 to 15 January 2016 with the last coupon period running from (and including) 23 September 2015 to (but excluding) 15 January 2016, unless the 2016 Notes Restructuring has occurred and notice of such occurrence is given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes on or before 5 January 2016, in which case the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 23 January 2018 or, if such day is not a business day, the next succeeding business day.

If the 2016 Notes Restructuring has not occurred or the 2016 Notes Restructuring has occurred but the Issuer has failed to give notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the Notes of such completion or failure to complete by 5 January 2016, the Loan shall be repaid, and the Notes shall be redeemed, in full (in each case together with any accrued and unpaid interest or additional amounts) on 15 January 2016 or, if such day is not a business day, the next succeeding business day.

For the avoidance of doubt, the 2016 Notes Restructuring may include any other amendments to the 2016 Notes in addition to extension of maturity of the 2016 Notes and the related loan, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by the NBU;

2.	In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Issuer under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, amortised repayment provisions in the Loan Agreement and a corresponding amortised redemption provision under the Notes shall become effective. This will consist of a repayment of 20 per cent. of the outstanding principal amount of the Loan on 23 August 2016, 20 per cent. of the outstanding principal amount of the Loan on 23 February 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 May 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 August 2017, 15 per cent. of the outstanding principal amount of the Loan on 23 November 2017 and 15 per cent. of the outstanding principal amount of the Loan on 23 January 2018 (with corresponding payments being made to Noteholders under the Notes);
3.	Amendments to increase the interest rate payable on the Loan from 9.375 per cent. to 10.25 per cent. and the corresponding interest rate increase under the Notes with effect from the Effective Date and to pay accrued and unpaid interest on the Notes up to (but excluding) the Effective Date, such accrued and unpaid interest shall be payable to holders of the Notes on the First Interest Payment Date along with interest in respect of the First Interest Period (each as defined in the Notice of the Meeting); and
4.	All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (3) above.

Documents Available for Inspection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to the Meeting, inspect copies of the documents set out below at the specified offices of the Principal Paying Agent, the Tabulation Agent and the Solicitation Agent set out below:

Documents available for inspection:

•	the Trust Deed;
•	the Loan Agreement;
•	the Agency Agreement; and
•	the Resolution of the National Bank of Ukraine No. 329 “On Measures to be taken by PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” to Ensure Entering into Transactions on Amendment of Terms of Borrowings under External Debt Obligations” dated 21 May 2015.

Documents available for inspection and collection:

•	the Memorandum;
•	the 2013 and 2014 annual audited consolidated financial statements of PrivatBank (together, the “Audited Financial Statements”);
•	the quarterly reports on the financial position of PrivatBank for the fourth quarter of 2013, for the first, second, third and fourth quarters of 2014 and for the first and second quarters of 2015 prepared in accordance with Ukrainian local accounting standards (together, the “Reports prepared in accordance with Ukrainian local accounting standards”, and together with the Audited Financial Statements, the “Financial Statements”);
•	the final draft Supplemental Trust Deed;
•	the final draft Supplemental Loan Agreement;
•	the final draft Supplemental Agency Agreement; and
•	this Notice of Meeting.

The Financial Statements will be available in electronic form under http://static.privatbank.ua/files/2013_4.pdf, http://static.privatbank.ua/files/data/Financial_Reporting_Standards_Consolidated_financial_statements_and_Independent_auditor_31_Dec_2014.pdf and https://privatbank.ua/ua/about/finansovaja-otchetnost/#quarterly.

General

The attention of Noteholders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent no later than the Expiration Time on the Expiration Date.

Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Issuer, PrivatBank, Commerzbank Aktiengesellschaft (the “Solicitation Agent”), the Principal Paying Agent, the Tabulation Agent and the Trustee.

A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.

If Electronic Voting Instructions are not received from or on behalf of a Noteholder by a Clearing System (and such Noteholder does not otherwise make arrangements to vote at the Meeting or to attend in person by appointing a proxy also in advance of the Expiration Time on the Expiration Date), such Noteholder will be deemed to have declined to vote in respect of the Extraordinary Resolution.

None of the Issuer, PrivatBank, the Trustee, the Solicitation Agent, the Principal Paying Agent or the Tabulation Agent expresses any view as to the merits of the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution but the Trustee has authorised it to be stated that it has no objection to the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution being put to Noteholders for their consideration. None of the Issuer (other than as requested and/or instructed by the Borrower), the Trustee, the Principal Paying Agent, the Solicitation Agent, nor the Tabulation Agent has been involved in negotiating the amendments and modifications referred to in the Extraordinary Resolution or the Extraordinary Resolution and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and the Notice of Meeting. Noteholders who are unsure of the impact of the amendments and modifications referred to in the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal and tax advice.

PrivatBank will bear legal, accounting and other professional fees and expenses associated with the amendments and modifications referred to in the Extraordinary Resolution, as more particularly agreed with the Issuer and the Solicitation Agent.

Voting and Quorum

1.	The relevant provisions governing the convening and holding of meetings of Noteholders are set out in Schedule 5 to the Trust Deed, a copy of each of which is available for inspection as referred to above.

IMPORTANT: The Notes are currently in the form of a Permanent Global Note. The Permanent Global Note is held by a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of this Notice and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below. On this basis, the only Noteholder for the purposes of this Notice will be the bearer of the Permanent Global Note which is Deutsche Bank AG, London Branch as nominee for the Clearing Systems (the “Holder”).

2.	The Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the specified office of the Principal Paying Agent specified below signed by the Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly authorised officer and delivered to the specified office of the Principal Paying Agent not less than 48 hours before the time fixed for the Meeting, appoint a named individual or individuals (a “proxy”) to vote in respect of the Notes held by such Holder at the Meeting (or any adjourned such Meeting), provided that the issuance of a form of proxy by the relevant Principal Paying Agent is subject to the relevant Notes being blocked in the relevant Clearing System to the order of the relevant Principal Paying Agent.
3.	A proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.
4.	Submission of Electronic Voting Instructions (as defined below) by transmitting them or procuring their transmission to the relevant Clearing System represents a direction from the Beneficial Owner through his Accountholder for the Holder to require the Principal Paying Agent to issue a Block Voting Instruction (as defined in the Trust Deed) appointing the Tabulation Agent or any one of its employees (as the Tabulation Agent shall determine) as proxy to cast the votes relating to the Notes in which he has an interest at the Meeting (or any adjourned such Meeting).
5.	Alternatively, Beneficial Owners and Accountholders who wish a different person to be appointed as their proxy to attend and vote at the Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy (by the Holder) in respect of the Notes in which they have an interest for the purposes of attending and voting at the Meeting (or any adjourned such Meeting).
6.	In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Principal Paying Agent. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.
7.	An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction (an “Electronic Voting Instruction”) is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent. Noteholders who wish to vote by way of Electronic Voting Instructions must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System.
8.	Subject to the paragraph below, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (i) the termination of the Proposal (subject to applicable law and the Trust Deed) or the Settlement Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant clearing system and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant clearing system; provided, however, in the case of (ii) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Issuer, the Trustee and PrivatBank of the necessary revocation of or amendment to such proxy.
9.	The quorum required at the Meeting shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) in the Trust Deed) representing or holding not less than the Relevant Fraction (being for this purpose two thirds) of the aggregate principal amount of the outstanding Notes, provided however that so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting (unless the Issuer (upon the instruction of PrivatBank), the Borrower and the Trustee otherwise agree) shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such place as the chairman determines (with the approval of the Trustee). No Meeting may be adjourned more than once for want of a quorum. Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting, save that 10 days notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and such notice shall contain the quorum requirements which will apply when the Meeting resumes.

10.	At any adjourned Meeting, the quorum shall be two or more Voters (as defined in Schedule 5 (Provisions for Meetings of Noteholders) in the Trust Deed) representing or holding not less than the Relevant Fraction (being for this purpose one third) of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least the Relevant Fraction (as defined in Schedule 5 (Provisions for Meetings of Noteholders) in the Trust Deed) of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single Voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two Voters for the purposes of forming a quorum.
11.	To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting duly convened and held in accordance with the provisions of Schedule 5 to the Trust Deed by a majority of not less than three-quarters of the votes cast.
12.	Except where the proviso to paragraph 7 (Quorum) of the provisions of Schedule 5 to the Trust Deed applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.
13.	Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.
14.	A demand for a poll shall be valid if it is made by the chairman, the Issuer, the Trustee or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the Meeting for any other business as the chairman directs.
15.	On a show of hands every Voter shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.
16.	If the Extraordinary Resolution is duly passed at the Meeting duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting.
17.	This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT AMENDMENTS TO THE LOAN AGREEMENT INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU, THE EFFECTIVE DATE SHALL NOT OCCUR AND NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING. SEE “RISK FACTORS - THE EFFECTIVENESS OF AMENDMENTS INTRODUCED BY THE SUPPLEMENTAL LOAN AGREEMENT IS CONDITIONAL UPON THEIR REGISTRATION WITH THE NBU” IN THE MEMORANDUM.

Any questions regarding the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:

The Solicitation Agent is:

Commerzbank Aktiengesellschaft
Mainzer Landstrasse 153
DLZ-Geb. 2, Händlerhaus
60327 Frankfurt am Main
Germany

Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

The Tabulation Agent is:

LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom
By telephone: +44 (0) 20 7704 0880
By email: privatbank@lucid-is.com

The Principal Paying Agent is:

DEUTSCHE BANK AG, LONDON BRANCH
Winchester House
1 Great Winchester Street

London EC2N 2DB

United Kingdom

This notice is given by:

UK SPV Credit Finance plc
6 St Andrew Street

London EC4A 3AE

United Kingdom

On the instructions of PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”

21 August 2015